                                                                     EXHIBIT 2.3






                         LIONBRIDGE TECHNOLOGIES, INC.,

                              LTI ACQUISITION CORP.

                                       AND

                                 INT'L.COM, INC.


                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION


                           Dated as of March 30, 2000




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
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                                                   TABLE OF CONTENTS


ARTICLE I.  THE MERGER..............................................................................................1

1.1   The Merger....................................................................................................1
1.2   Effects of the Merger.........................................................................................1
1.3   Closing.......................................................................................................2
1.4   Approval by the Stockholders of INT'L.com.....................................................................2
1.5   Approval by the Stockholders of Parent........................................................................2

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES...................................................2

2.1   Conversion of Shares of INT'L.com Stock.......................................................................2
2.2   Escrow Shares.................................................................................................6
2.3   Dissenting Shares.............................................................................................6
2.4   Delivery of Evidence of Ownership.............................................................................6
2.5   No Further Ownership Rights in INT'L.com Stock................................................................7
2.6   No Fractional Shares..........................................................................................7
2.7   Assumption of Stock Options...................................................................................7
2.8   Notes.........................................................................................................8
2.9   Bridge Notes..................................................................................................8

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF INT'L.COM...........................................................8

3.1   Organization, Standing and Power; Subsidiaries................................................................9
3.2   Capital Structure............................................................................................10
3.3   Authority....................................................................................................11
3.4   Compliance with Laws and Other Instruments; Non-Contravention................................................11
3.5   Technology and Intellectual Property Rights..................................................................12
3.6   Financial Statements; Business Information...................................................................14
3.7   Taxes........................................................................................................15
3.8   Absence of Certain Changes and Events........................................................................17
3.9   Leases in Effect.............................................................................................18
3.10  Personal Property; Real Estate...............................................................................18
3.11  Certain Transactions.........................................................................................19
3.12  Litigation and Other Proceedings.............................................................................19
3.13  No Defaults..................................................................................................20
3.14  Major Contracts..............................................................................................20
3.15  Material Reductions..........................................................................................21
3.16  Insurance and Banking Facilities.............................................................................21
3.17  Employees....................................................................................................21
3.18  Employee Benefit Plans.......................................................................................22
3.19  Certain Agreements...........................................................................................23
3.20  Guarantees and Suretyships...................................................................................23
3.21  Brokers and Finders..........................................................................................24
3.22  Certain Payments.............................................................................................24
3.23  Environmental Matters........................................................................................24
3.24  Enforceability of Contracts, etc.............................................................................24
3.25  Accounting Matters...........................................................................................25
3.26  Year 2000....................................................................................................25
3.27  Disclosure...................................................................................................25
3.28  Reliance.....................................................................................................25

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............................................26

4.1   Organization and Qualification...............................................................................26

                                                 -i-
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4.2   Capitalization...............................................................................................26
4.3   Authority Relative to this Agreement.........................................................................27
4.4   Non-Contravention............................................................................................27
4.5   Reports and Financial Statements.............................................................................27
4.6   Validity of Parent Merger Shares.............................................................................28
4.7   Consents and Approvals of Governmental Authorities...........................................................28
4.8   Absence of Certain Changes or Events.........................................................................28
4.9   Litigation and Other Proceedings.............................................................................29
4.10  Disclosure...................................................................................................29
4.11  Reliance.....................................................................................................29
4.12  Brokers and Finders..........................................................................................29
4.13  Accounting Matters...........................................................................................29

ARTICLE V.  COVENANTS OF INT'L.COM.................................................................................29

5.1   Conduct of Business in Ordinary Course.......................................................................29
5.2   Dividends, Issuance of, or Changes in Securities.............................................................30
5.3   Governing Documents..........................................................................................31
5.4   No Acquisitions..............................................................................................31
5.5   No Dispositions..............................................................................................31
5.6   Indebtedness.................................................................................................31
5.7   Compensation.................................................................................................31
5.8   Claims.......................................................................................................31
5.9   Access to Properties and Records.............................................................................31
5.10  Breach of Representations and Warranties.....................................................................32
5.11  Consents.....................................................................................................32
5.12  Tax Returns..................................................................................................32
5.13  Exclusivity; Acquisition Proposals...........................................................................32
5.14  Notice of Events.............................................................................................33
5.15  Reasonable Best Efforts......................................................................................33
5.16  Insurance....................................................................................................33
5.17  Financial Statements.........................................................................................33
5.18  Confidentiality and Assignment of Inventions Agreements......................................................33

ARTICLE VI.  COVENANTS OF PARENT...................................................................................33

6.1   Breach of Representations and Warranties.....................................................................33
6.2   Additional Information; Access...............................................................................34
6.3   Consents.....................................................................................................34
6.4   Reasonable Best Efforts......................................................................................34
6.5   Officers and Directors.......................................................................................34
6.6   Nasdaq National Market Listing...............................................................................34
6.7   Notice of Events.............................................................................................34
6.8   Third Party Beneficiaries....................................................................................34
6.9   Directors of Parent..........................................................................................35

ARTICLE VII.  ADDITIONAL AGREEMENTS................................................................................35

7.1   Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting....................................35
7.2   Legal Conditions to the Merger...............................................................................37
7.3   Employee Benefits............................................................................................37
7.4   Expenses.....................................................................................................38
7.5   Additional Agreements........................................................................................38
7.6   Public Announcements.........................................................................................38
7.7   Confidentiality..............................................................................................38
7.8   Pooling......................................................................................................39
7.9   INT'L.com Voting Agreement...................................................................................39
7.10  Parent Voting Agreement......................................................................................39


                                                 -ii-
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7.11  Hart-Scott-Rodino Filing.....................................................................................40
7.12  Board of Directors Meetings..................................................................................40
7.13  Employment, Consulting and Noncompetition Agreements.........................................................40
7.14  INT'L.com Conversion.........................................................................................40
7.15  Debt Adjustments.............................................................................................41

ARTICLE VIII.  CONDITIONS PRECEDENT................................................................................41

8.1   Conditions to Each Party's Obligation to Effect the Merger...................................................41
8.2   Conditions of Obligations of Parent and Merger Sub...........................................................42
8.3   Conditions of Obligation of INT'L.com........................................................................44

ARTICLE IX.  INDEMNIFICATION.......................................................................................45

9.1   Indemnification Relating to Agreement........................................................................45
9.2   Third Party Claims...........................................................................................45
9.3   Limitations..................................................................................................46
9.4   Binding Effect...............................................................................................47
9.5   Time Limit...................................................................................................47
9.6   Sole Remedy..................................................................................................47

ARTICLE X.  TERMINATION............................................................................................47

10.1  Mutual Agreement.............................................................................................47
10.2  Termination by Parent........................................................................................47
10.3  Termination by INT'L.com.....................................................................................47
10.4  Outside Date.................................................................................................48
10.5  Effect of Termination........................................................................................48

ARTICLE XI.  MISCELLANEOUS.........................................................................................48

11.1  Entire Agreement.............................................................................................48
11.2  Governing Law; Consent to Jurisdiction.......................................................................48
11.3  Notices......................................................................................................49
11.4  Severability.................................................................................................50
11.5  Survival of Representations and Warranties...................................................................50
11.6  Assignment...................................................................................................51
11.7  Counterparts.................................................................................................51
11.8  Amendment....................................................................................................51
11.9  Extension, Waiver............................................................................................51
11.10 Interpretation...............................................................................................51
11.11 Knowledge....................................................................................................51
11.12 Transfer, Sales, Documentary, Stamp and Other Similar Taxes..................................................51
11.13 Acknowledgement..............................................................................................52


EXHIBITS

EXHIBIT 1.1       --     Merger Documents
EXHIBIT 2.2       --     Escrow Agreement
EXHIBIT 2.4       --     Letter of Transmittal
EXHIBIT 7.1       --     Registration Rights Agreement
EXHIBIT 7.8(b)    --     INT'L.com Affiliate Agreement
EXHIBIT 7.8(c)    --     Parent Affiliate Agreement
EXHIBIT 7.9       --     INT'L.com Voting Agreement
EXHIBIT 7.10      --     Parent Voting Agreement
Exhibit 7.14      --     Conversion Notice
EXHIBIT 8.2       --     Opinion of Neal, Gerber & Eisenberg

                                                 -iii-
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EXHIBIT 8.3       --     Opinion of Testa, Hurwitz & Thibeault, LLP

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION


         AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 30, 2000 (this "AGREEMENT"), by and among Lionbridge Technologies, Inc., a Delaware corporation ("PARENT"); LTI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"); and INT'L.com, Inc., a Delaware corporation ("INT'L.COM"). This Agreement amends and restates in its entirety the Agreement and Plan of Reorganization dated as of January 19, 2000 (THE "PRIOR AGREEMENT") by and among Parent, Merger Sub and INT'L.com. All Exhibits and Schedules delivered with or attached to the Prior Agreement shall be deemed to be delivered herewith or attached hereto, as the case may be.

         Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Parent, Merger Sub and INT'L.com agree as follows:

                                    ARTICLE I

                                   THE MERGER


         1.1 THE MERGER. Subject to the terms and conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into INT'L.com (the "MERGER"). A Certificate of Merger and any other required documents (collectively, the "MERGER DOCUMENTS"), substantially in the form attached as EXHIBIT 1.1, will be duly prepared, executed and acknowledged by INT'L.com and Merger Sub and thereafter delivered to the Secretary of State of Delaware for filing in accordance with the DGCL contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Delaware (the "EFFECTIVE TIME"). Following the Merger, INT'L.com will continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION") under the laws of the State of Delaware, and the separate corporate existence of Merger Sub will cease.

         1.2 EFFECTS OF THE MERGER. At and after the Effective Time, (i) the Merger will have all of the effects provided by the Certificate of Merger and applicable law, (ii) the Certificate of Incorporation of INT'L.com will be amended in the form attached as APPENDIX A to EXHIBIT 1.1 until duly further amended, (iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of INT'L.com will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation. The Merger is intended to be a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

         1.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place as soon as practicable (but no more than three (3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VIII that by their terms are not to occur at the Closing (the "CLOSING DATE"), but in no event later than June 30, 2000, at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts, unless another date or place is agreed to in writing by Parent and INT'L.com. If all of the conditions set forth in
Article VIII hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Delaware. The Closing will be deemed to have concluded at the Effective Time.

         1.4 APPROVAL BY THE STOCKHOLDERS OF INT'L.COM. INT'L.com will take all action necessary in accordance with the DGCL, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all stockholders of INT'L.com by means of a duly convened meeting of stockholders. INT'L.com will use its reasonable best efforts to obtain such stockholder approval. INT'L.com represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the DGCL and (ii) resolved to recommend to the stockholders of INT'L.com that they approve this Agreement, the Merger and all of the transactions contemplated hereby.

         1.5 APPROVAL BY THE STOCKHOLDERS OF PARENT. Parent will take all action necessary to obtain the approval of the issuance of its shares in connection with the Merger by the stockholders of Parent by means of a duly convened meeting of the stockholders of Parent, as required by the rules of the Nasdaq Stock Market, in accordance with the applicable requirements of the DGCL, its Charter Documents and any agreements to which it is a party. Parent will use its reasonable best efforts to obtain such stockholder approval. Parent represents and warrants that its Board of Directors has duly
(i) approved the Merger in accordance with the DGCL and (ii) resolved to recommend to the stockholders of Parent that they approve the issuance of its shares in connection with the Merger.

                                   ARTICLE II

              CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES

         2.1 CONVERSION OF SHARES OF INT'L.COM STOCK. (a) Subject, without limitation, to the provisions of Section 2.3 hereof, at the Effective Time, all of (i) the shares of Series A common stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES A COMMON STOCK"), Series B common stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES B COMMON STOCK" and along with the Int'l Series A Common Stock, the "INT'L.COM COMMON STOCK"), Series A preferred stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES A PREFERRED STOCK"), and Series B preferred stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES B PREFERRED STOCK" and along with the INT'L.com Series A Common Stock, the INT'L.com Series B Common Stock and the INT'L.com Series A Preferred Stock, "INT'L.COM CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time excluding any INT'L.com Capital Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by INT'L.com or any subsidiary of INT'L.com, which shares ("EXCLUDED SHARES") will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.3 hereof)) will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of common stock, $0.01 par value per share, of Parent ("PARENT COMMON STOCK") in accordance with Section 2.1(e), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section 2.6 below. Shares of INT'L.com Capital Stock that are actually issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares) are sometimes referred to herein as the "OUTSTANDING INT'L.COM CAPITAL STOCK SHARES." All rights, warrants or options to acquire INT'L.com Common Stock and securities convertible into INT'L.com Common Stock (except for the INT'L.com Series A Preferred Stock, the INT'L.com Series B Preferred Stock, the Series C preferred stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES C PREFERRED STOCK") and the Series D preferred stock, $0.01 par value per share, of INT'L.com ("INT'L.COM SERIES D PREFERRED STOCK") and the INT'L.com Notes (as defined in Section 2.8 below)) that are outstanding immediately prior to the Effective Time and do not expire pursuant to their terms on or before the Closing (each of which is specifically identified in Section 3.2 of the INT'L.com Disclosure Schedule (as defined below)) are sometimes referred to herein as the "OUTSTANDING INT'L.COM OPTIONS."

                  (b) The aggregate number of shares of Parent Common Stock to be issued in exchange for the acquisition of all Outstanding INT'L.com Capital Stock Shares and the assumption of all Outstanding INT'L.com Options will be equal to the Modified Share Amount (as defined in (d) below). Such shares are herein referred to as the "PARENT STOCK MERGER SHARES".

                  (c) Subject, without limitation, to the provisions of
Section 2.3 hereof, at the Effective Time, all of the shares of INT'L.com Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any INT'L.com Series C Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by INT'L.com or any subsidiary of INT'L.com, which shares ("EXCLUDED SERIES C SHARES") will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.3 hereof)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of Parent Common Stock in accordance with Section 2.1(f), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section
2.6 below. Shares of INT'L.com Series C Preferred Stock that are actually issued and outstanding immediately prior to the Effective Time, excluding the Excluded Series C Shares, are sometimes referred to herein as the "OUTSTANDING INT'L.COM SERIES C SHARES." Subject, without limitation, to the provisions of Section 2.3 hereof, at the Effective Time, all of the shares of INT'L.com Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any INT'L.com Series D Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by INT'L.com or any subsidiary of INT'L.com, which shares ("EXCLUDED SERIES D SHARES") will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.3 hereof)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of Parent Common Stock in accordance with Section 2.1(g), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section
2.6 below. Shares of INT'L.com Series D Preferred Stock that are actually issued and outstanding immediately prior to the Effective Time, excluding the Excluded Series D Shares, are sometimes referred to herein as the "OUTSTANDING INT'L.COM SERIES D SHARES" and along with the Outstanding INT'L.com Capital Stock Shares and the Outstanding INT'L.com Series C Shares, collectively the "OUTSTANDING INT'L.COM SHARES."

                  (d) The aggregate number of shares of Parent Common Stock to be issued in exchange for the acquisition of all Outstanding INT'L.com Series C Shares will be equal to the INT'L.com Series C Base Amount divided by the Parent Average Closing Price. Such shares are herein referred to as the "PARENT SERIES C MERGER SHARES". The aggregate number of shares of Parent Common Stock to be issued in exchange for the acquisition of all Outstanding INT'L.com Series D Shares will be equal to the INT'L.com Series D Base Amount divided by the Parent Average Closing Price. Such shares are herein referred to as the "PARENT SERIES D MERGER SHARES" and along with the Parent Stock Merger Shares, the Note Payment Shares (as defined in Section 2.9 below) and the Parent Series C Merger Shares, collectively the "PARENT MERGER SHARES".

         The following definitions will be used in making the foregoing calculations and for all other purposes of this Agreement:

         "INT'L.COM SERIES C BASE AMOUNT" will mean the aggregate accrued liquidation preference of INT'L.com Series C Preferred Stock calculated as of the Closing Date in accordance with the terms of the Charter Documents of INT'L.com.

         "INT'L.COM SERIES D BASE AMOUNT" will mean the aggregate accrued liquidation preference of INT'L.com Series D Preferred Stock calculated as of the Closing Date in accordance with the terms of the Charter Documents of INT'L.com.

         "PARENT AVERAGE CLOSING PRICE" will be equal to the weighted average closing price of the Parent Common Stock as publicly reported by the Wall Street Journal over the twenty Trading Days ending two Trading Days prior to the Prior Agreement Date (as defined below).

         "MODIFIED SHARE AMOUNT" will mean the Share Amount LESS (i) the number of Convertible Note Payment Shares (as defined in Section 2.8 below)
(ii) the number of Debt Payment Shares (as defined in Section 7.15 below) and
(iii) such number of shares of Parent Common Stock having a value (as determined using the Parent Average Closing Price) equal to any expenses to be borne by the stockholders of INT'L.com pursuant to Section 7.4.

         "SHARE AMOUNT" will mean 8,150,000 shares of Parent Common Stock (appropriately adjusted for any stock split, stock dividend, recapitalization or similar event).

          "TRADING DAY" will mean days on which closing prices for purchases and sales of Parent Common Stock are reported by the Nasdaq National Market.

                  (e) The ratio at which one Outstanding INT'L.com Capital Stock Share will be converted into shares of Parent Common Stock at the Effective Time is herein called the "CONVERSION RATIO" and will be calculated as set forth in this Section 2.1(e). Subject to Section 2.3, at the Effective Time, each Outstanding INT'L.com Capital Stock Share will be converted into the right to receive that number (which may be a fraction) of shares of Parent Common Stock that equals the quotient obtained by DIVIDING the number of Parent Stock Merger Shares by the sum of the number of Outstanding INT'L.com Capital Stock Shares PLUS the number of shares of INT'L.com Common Stock issuable upon the exercise or conversion of all Outstanding INT'L.com Options. Each holder of Outstanding INT'L.com Capital Stock Shares will be entitled to receive that aggregate number of shares of Parent Common Stock equal to the Conversion Ratio multiplied by the number of Outstanding INT'L.com

Capital Stock Shares held by such holder immediately prior to the Effective Time, subject to Section 2.3 herein.

                  (f) The ratio at which one Outstanding INT'L.com Series C Share will be converted into shares of Parent Common Stock at the Effective Time is herein called the "SERIES C CONVERSION RATIO" and will be calculated as set forth in this Section 2.1(f). Subject to Section 2.3, at the Effective Time, each Outstanding INT'L.com Series C Share will be converted into the right to receive that number (which may be a fraction) of shares of Parent Common Stock that equals the quotient obtained by DIVIDING the number of Parent Series C Merger Shares by the number of Outstanding INT'L.com Series C Shares. Each holder of Outstanding INT'L.com Series C Shares will be entitled to receive that aggregate number of shares of Parent Common Stock equal to the Series C Conversion Ratio multiplied by the number of Outstanding INT'L.com Series C Shares held by such holder immediately prior to the Effective Time, subject to Section 2.3 herein.

                  (g) The ratio at which one Outstanding INT'L.com Series D Share will be converted into shares of Parent Common Stock at the Effective Time is herein called the "SERIES D CONVERSION RATIO" and will be calculated as set forth in this Section 2.1(g). Subject to Section 2.3, at the Effective Time, each Outstanding INT'L.com Series D Share will be converted into the right to receive that number (which may be a fraction) of shares of Parent Common Stock that equals the quotient obtained by DIVIDING the number of Parent Series D Merger Shares by the number of Outstanding INT'L.com Series D Shares. Each holder of Outstanding INT'L.com Series D Shares will be entitled to receive that aggregate number of shares of Parent Common Stock equal to the Series D Conversion Ratio multiplied by the number of Outstanding INT'L.com Series D Shares held by such holder immediately prior to the Effective Time, subject to Section 2.3 herein.

                  (h) At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder hereof, be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

         2.2 ESCROW SHARES. Ten percent (10%) of the Parent Merger Shares issuable at Closing (excluding any Parent Merger Shares issuable after the Closing with respect to Outstanding INT'L.com Options, the Excluded Shares, the Series C Excluded Shares and the Series D Excluded Shares), rounded up to the nearest whole share (the "ESCROW SHARES") will be deposited and held in escrow in accordance with the Escrow Agreement attached as
EXHIBIT 2.2 (the "ESCROW AGREEMENT") as the sole source of indemnification payments that may become due to Parent pursuant to Article IX or otherwise prior to the release of the Escrow Shares pursuant to Section 3.1 of the Escrow Agreement; provided that the aggregate liability of any single stockholder for indemnification obligations pursuant to Article IX of this Agreement shall be equal to a dollar amount equal to the Parent Average Closing Price multiplied by the aggregate number of Escrow Shares deposited in escrow by or on behalf of such stockholder; and provided, further, that each INT'L.com stockholder shall be severally (and not jointly) liable beyond such holder's allocable portion of the Escrow Shares solely in respect of any breach by such stockholder of any representation or warranty contained in a Letter of Transmittal (as defined in Section 2.4 below) delivered by such stockholder. The Escrow Shares will be withheld on a pro rata basis among the holders of the Outstanding INT'L.com Shares based on the number of Parent Merger Shares issuable at the closing to such holders. The exact number of Escrow Shares held for the account of each INT'L.com stockholder will be determined at the Closing by the agreement in writing of Parent and INT'L.com. The delivery of the Escrow Shares will be made on behalf of the holders of the Outstanding INT'L.com Shares in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Parent directly to such holders and subsequently delivered by such holders to the Escrow Agent. The adoption of this Agreement by stockholders of INT'L.com will also constitute their approval of the terms and provisions of the Escrow Agreement, including, without limitation, the appointment of Steven Fingerhood as the Indemnification Representative (as defined in the Escrow Agreement), which is an integral term of the Merger.

         2.3 DISSENTING SHARES. Any holder of shares of INT'L.com Capital Stock, INT'L.com Series C Preferred Stock and INT'L.com Series D Preferred Stock (collectively, the "INT'L.COM STOCK") that are outstanding on the record date for the determination of which holders will be entitled to vote for or against the Merger who objects to the Merger and complies with all of the provisions of the DGCL concerning the rights of holders to dissent from the Merger and require appraisal (such shares are referred to as "DISSENTING SHARES") will be entitled to exercise appraisal rights pursuant to Section 262 of the DGCL with respect to such Dissenting Shares PROVIDED THAT such holder meets all of the requirements of the DGCL with respect to such Dissenting Shares, and will not be entitled to receive Parent Merger Shares, unless otherwise provided by the DGCL or agreed in writing by Parent. INT'L.com will, after consultation with Parent, give such notices with respect to appraisal rights as may be required by the DGCL as soon as practicable.

         2.4 DELIVERY OF EVIDENCE OF OWNERSHIP. Prior to the Closing, Parent shall send a notice and transmittal form in substantially the form of
EXHIBIT 2.4 hereto (individually, a "Letter of Transmittal" and collectively, the "LETTERS OF TRANSMITTAL") to each holder of a certificate or other documentation representing Outstanding INT'L.com Shares, other than Dissenting Shares, each holder of a certificate or other documentation representing Outstanding INT'L.com Shares, other than Dissenting Shares, will surrender such certificates or other documentation to Parent or its designee, and, if not previously delivered, (i) a duly executed counterpart of the Escrow Agreement, (ii) a duly executed Letter of Transmittal and (iii) such other duly executed documentation as may be reasonably required by Parent to effect a transfer of such shares, and upon such surrender and after the Effective Time each such holder will be entitled to receive promptly from Parent or its transfer agent certificates registered in the name of such holder representing the applicable number of Parent Merger Shares, and the cash (calculated pursuant to Section 2.6, which will be paid by check), to which such holder is entitled pursuant to the provisions of this Agreement, with a portion of such shares to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.2. The adoption of this Agreement by stockholders of INT'L.com will also constitute their approval of the terms and provisions of the Letter of Transmittal. In the event any certificates or instruments representing Outstanding INT'L.com Shares or Outstanding INT'L.com Options shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming same to have been lost, stolen or destroyed and the posting by such person of a bonding such reasonable amount as Parent may direct as indemnity against any claim that would be made against Parent with respect to such certificate or instrument, Parent will issue in exchange for such lost, stolen or destroyed certificate or instrument the Parent Merger Shares and cash deliverable in respect thereof pursuant to this Agreement.

         2.5 NO FURTHER OWNERSHIP RIGHTS IN INT'L.COM STOCK. The Merger and its approval by the stockholders of INT'L.com and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to INT'L.com Stock pursuant to the DGCL, by contract or otherwise, except for any rights pertaining to this

Agreement. After the Effective Time, there will be no transfers on the stock transfer books of INT'L.com of INT'L.com Stock or exercises of any options, warrants or other rights to acquire INT'L.com Stock. Prior to or upon Closing, INT'L.com will cause rights to purchase or acquire INT'L.com Stock other than the Outstanding INT'L.com Options assumed pursuant to Section 2.7 below to either be exercised or canceled. Until surrendered to Parent, each certificate for INT'L.com Stock will, after the Effective Time, represent only the right to receive the right to receive cash and Parent Merger Shares into which the shares of INT'L.com Stock formerly represented thereby will have been converted pursuant to this Agreement. Any dividends or other distribution declared after the Effective Time with respect to Parent Common Stock will be paid to the holder of any certificate for shares of INT'L.com Stock when the holder thereof is entitled to receive a certificate for such holder's Parent Merger Shares in accordance with this Agreement.

         2.6 NO FRACTIONAL SHARES. No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of Outstanding INT'L.com Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction (rounded down to the nearest whole cent), which will be equal to such fraction MULTIPLIED BY the Parent Average Closing Price.

         2.7 ASSUMPTION OF STOCK OPTIONS. At the Effective Time, Parent shall assume each Outstanding INT'L.com Option and each holder thereof (each an "OPTION HOLDER") shall thereby be entitled to acquire, by virtue of the Merger and without any action on the part of the Option Holder, on substantially the same terms (including the dates and extent of exercisability) and subject to the same conditions, including vesting, as such Outstanding INT'L.com Option, the number of shares of Parent Common Stock determined by MULTIPLYING the number of shares of INT'L.com Common Stock for which such Outstanding INT'L.com Option is then exercisable in accordance with its terms immediately prior to the Effective Time by the Conversion Ratio (rounded down to the nearest whole share), at an exercise or conversion price per share of Parent Common Stock (rounded up to the nearest whole cent) determined by dividing the exercise price per share of INT'L.com Common Stock of such Outstanding INT'L.com Option immediately prior to the Effective Time by the Conversion Ratio.

         2.8 NOTES. The $2,000,000 in convertible promissory notes dated August 20, 1999 of INT'L.com and any interest accrued thereon (the "INT'L.COM NOTES") shall be paid in full and cancelled by delivery of the Convertible Note Payment Shares to the holders thereof in proportion to their respective interests in the INT'L.com Notes. "CONVERTIBLE NOTE PAYMENT SHARES" shall mean a number of shares of Parent Common Stock determined by dividing the aggregate principal amount payable under the INT'L.com Notes plus any interest accrued on the INT'L.com Notes as of the Closing by the Parent Average Closing Price. In lieu of any fractional shares, any holder of an INT'L.com Note who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction (rounded down to the nearest whole cent), which will be equal to such fraction MULTIPLIED BY the Parent Average Closing Price.

         2.9 Bridge NOTES. The (i) $2,000,000 in subordinated promissory notes of INT'L.com dated January 14, 2000, (ii) $1,000,000 in subordinated promissory notes of INT'L.com dated March 8, 2000 and (iii) up to an additional $2,000,000 in subordinated promissory notes of INT'L.com issued to existing investors of INT'L.com on terms identical to the promissory notes described in clause (ii) and any interest accrued thereon (collectively, the "INT'L.COM BRIDGE NOTES") shall be paid in full and cancelled by delivery of the Bridge Note Payment Shares to the holders thereof in proportion to their respective interests in the INT'L.com Bridge Notes. "BRIDGE NOTE PAYMENT SHARES" shall mean a number of shares of Parent Common Stock determined by dividing the aggregate principal amount payable under the INT'L.com Bridge Notes plus any interest accrued on the INT'L.com Bridge Notes as of the Closing by the Parent Average Closing Price. The Bridge Note Payment Shares along with the Convertible Note Payment Shares herein referred to as the "NOTE PAYMENT SHARES." In lieu of any fractional shares, any holder of an INT'L.com Bridge Note who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction (rounded down to the nearest whole cent), which will be equal to such fraction MULTIPLIED BY the Parent Average Closing Price.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF INT'L.COM

         Except as set forth in the disclosure schedule of INT'L.com dated as of January 19, 2000 (the "PRIOR AGREEMENT DATE") and delivered herewith to Parent (the "INT'L.COM DISCLOSURE SCHEDULE") which identifies the section and subsection to which each disclosure therein relates (PROVIDED, HOWEVER, that INT'L.com will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if the applicability of such disclosure to such non-referenced sections or subsections is apparent), and whether or not the INT'L.com Disclosure Schedule is referred to in a specific section or subsection, INT'L.com represents and warrants to Parent and Merger Sub as follows:

         3.1      ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

                  (a) INT'L.com is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of INT'L.com.

                  As used in this Agreement, "BUSINESS CONDITION" with respect to any Person (as defined below) means the business, financial condition, results of operations, assets or prospects (as defined below) (without giving effect to the consequences of the transactions contemplated by this Agreement and the announcement thereof, and other than any changes arising out of conditions affecting the economy or industry of the Person in general which does not affect the Person in a materially disproportionate manner relative to other participants in the economy or such industry, respectively) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a "SUBSIDIARY" of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity. In this Agreement, the "Material INT'L.com Subsidiaries" shall mean the following Subsidiaries of INT'L.com: International Communications Europe GmbH; International Language Engineering Corporation; International Communications Asia; and ILE Netherlands BV. In this Agreement, "PROSPECTS" means events, conditions, facts or developments that are known to INT'L.com or any Subsidiary and that in the reasonable course of events are expected to have an effect on future operations of the business as presently conducted by INT'L.com and its Subsidiaries, but will exclude the results of any changes that are made at the specific written direction of Parent, that are specifically contemplated herein, or that directly result from this transaction or the announcement hereof. In this Agreement, "PERSON" means any natural person, corporation, partnership, limited liability company, joint venture or other entity. In this Agreement, "ordinary course of business" means in the ordinary course of business and consistent with past practices.

                  All Subsidiaries of INT'L.com and their jurisdiction of incorporation are completely and correctly listed in Section 3.1 of the INT'L.com Disclosure Schedule. Each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. INT'L.com has delivered to Parent complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of INT'L.com and the Material INT'L.com Subsidiaries, in each case, as amended to the Prior Agreement Date. The minute books and stock records of INT'L.com and its Subsidiaries are complete. Section 3.1 of the INT'L.com Disclosure Schedule contains a complete and correct list of the officers and directors of INT'L.com and any stockholders who beneficially own (as defined in Rule 13d of the Securities Act) 5% or more of the outstanding capital stock of INT'L.com.

                  (b) INT'L.com does not currently own, and has not owned since January 1, 1998, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity. All of the outstanding shares of capital stock of each Subsidiary of INT'L.com are owned beneficially and of record by INT'L.com, one of its other Subsidiaries, or any combination thereof, in each case free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever ("LIENS"); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than INT'L.com or one of the other Subsidiaries.

         3.2      CAPITAL STRUCTURE.

                  (a) As of January 17, 2000, the authorized capital stock of INT'L.com consisted of (i) 5,472,047 shares of preferred stock, $0.01 par value per share ("INT'L.COM PREFERRED STOCK"), of which 867,047 shares had been designated INT'L.com Series A Preferred Stock, 867,047 of which were issued and outstanding, of which 3,500,000 shares had been designated INT'L.com Series B Preferred Stock, 2,621,477 of which were issued and outstanding, of which 5,000 had been designated INT'L.com Series C Preferred Stock, 5,000 of which were issued and outstanding, and of which 1,100,000 shares had been designated INT'L.com Series D Preferred Stock, 936,991 of which were issued and outstanding; and (ii) 14,527,953 shares of INT'L.com Common Stock, $0.01 par value per share, of which 11,077,953 shares had been designated INT'L.com Series A
Common Stock, and 3,450,000 shares had been designated INT'L.com Series B Common Stock, and 5,879,271 shares of Common Stock were issued and outstanding and no shares of INT'L.com Common Stock were issued and held as treasury shares by INT'L.com. The INT'L.com Disclosure Schedule sets forth all holders of INT'L.com Common Stock and INT'L.com Preferred Stock and the number of shares owned. The INT'L.com Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, an "INT'L.COM OPTION") to which INT'L.com is a party or by which INT'L.com may be bound obligating INT'L.com to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of INT'L.com
Common Stock, or obligating INT'L.com to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. INT'L.com does not have any outstanding options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which INT'L.com is a party or by which INT'L.com may be bound obligating INT'L.com to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of INT'L.com Preferred Stock.

                  (b) All outstanding shares of INT'L.com Common Stock and INT'L.com Preferred Stock are, and any shares of INT'L.com Common Stock issued upon exercise of any Outstanding INT'L.com Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which INT'L.com is a party or by which INT'L.com may be bound. Except for the INT'L.com Notes, INT'L.com does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of INT'L.com Common Stock on any matter ("INT'L.COM VOTING DEBT") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

         3.3 AUTHORITY. The execution, delivery and performance of this Agreement, the Prior Agreement and all other agreements contemplated hereby by INT'L.com have been duly authorized by all necessary action of the Board of Directors of INT'L.com, and if the Closing shall occur, shall have been duly authorized by all necessary action of the stockholders of INT'L.com (the "INT'L.COM REQUISITE STOCKHOLDER APPROVAL"). Certified copies of the resolutions adopted by the Board of Directors of INT'L.com and its stockholders approving this Agreement, the Prior Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Parent prior to the Closing. INT'L.com has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by INT'L.com, and each of this Agreement and such other agreements constitutes or upon execution and delivery at or prior to the Closing will constitute a valid, binding and enforceable obligation of INT'L.com in accordance with its terms.

         3.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS; NON-CONTRAVENTION. INT'L.com and its Subsidiaries hold, and at all times have held or subsequently obtained, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of their respective businesses pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over them or any part of their operations. There are no material violations or claimed violations known by INT'L.com or any Subsidiary of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by INT'L.com, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of INT'L.com or any Material INT'L.com Subsidiary or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which INT'L.com or any Material INT'L.com Subsidiary is a party, or under which INT'L.com or any Material INT'L.com Subsidiary is obligated, or by which INT'L.com or any Material INT'L.com Subsidiary or any of the rights, properties or assets of INT'L.com are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of INT'L.com or any Material INT'L.com Subsidiary; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which INT'L.com or any Material INT'L.com Subsidiary is a party, or under which INT'L.com or any Material INT'L.com Subsidiary is obligated, or by which INT'L.com or any of the rights, properties or assets of INT'L.com or any Material INT'L.com Subsidiary are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which INT'L.com or any Material INT'L.com Subsidiary is a party, or under which INT'L.com or any Material INT'L.com Subsidiary may be obligated, or by which INT'L.com or any Material INT'L.com Subsidiary or any of the rights, properties or assets of INT'L.com or any Material INT'L.com Subsidiary are subject or bound. Section 3.4 of the INT'L.com Disclosure Schedule sets forth each agreement, contract or other instrument binding upon INT'L.com requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the INT'L.com Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by INT'L.com or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "CONSENT"). No consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "CONSENT") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY") is required by or on behalf of INT'L.com or any Material INT'L.com Subsidiary in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by INT'L.com or the consummation of the Merger or any other transaction described herein, except for the filing by INT'L.com and Merger Sub of the appropriate Merger Documents with the Secretary of State of Delaware.

         3.5      TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

                  (a) For the purposes of this Agreement, "INT'L.COM INTELLECTUAL PROPERTY" consists of the following intellectual property:

                  (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

                  (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

                  (iii) all other tangible or intangible proprietary information and materials; and

                  (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of INT'L.com or any Material INT'L.com Subsidiary or that are being used, and/or have been used since January 1, 1999, or are currently under development by or for INT'L.com or any Material INT'L.com Subsidiary for use, in the business of INT'L.com or any Material INT'L.com subsidiary as it has been, is currently or is currently planned to be conducted in 2000; PROVIDED, HOWEVER, that the term INT'L.com Intellectual Property does not include any commercially available third party software or related intellectual property.

                  (b) Section 3.5 of the INT'L.com Disclosure Schedule lists:
(i) all patents, copyright registrations, mask works, registered trademarks, registered service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in INT'L.com Intellectual Property and owned by or on behalf of INT'L.com or any Material INT'L.com Subsidiary; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by INT'L.com or any Material INT'L.com Subsidiary; and (iii) all licenses, sublicenses and other agreements to which INT'L.com is a party and pursuant to which INT'L.com or any Material INT'L.com Subsidiary or any other person is authorized to use any INT'L.com Intellectual Property or exercise any other right with regard thereto.

                  (c) INT'L.com Intellectual Property consists solely of items and rights that are either: (i) owned solely by INT'L.com; (ii) in the public domain; or (iii) rightfully used and authorized for use by INT'L.com pursuant to a valid license. All INT'L.com Intellectual Property that consists of license or other rights to third party property is separately set forth in Section 3.5 of the INT'L.com Disclosure Schedule. INT'L.com has all rights in INT'L.com Intellectual Property necessary to carry out INT'L.com's, and each of its Subsidiaries', current activities, their activities conducted by them since January 1, 1999 and their future activities planned for 2000, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell INT'L.com Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

                  (d) Assuming the receipt of all Consents, INT'L.com is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of INT'L.com's obligations hereunder or the consummation of the Merger, will INT'L.com be, in violation of any license, sublicense or other agreement relating to any INT'L.com Intellectual Property to which INT'L.com is a party or otherwise bound. INT'L.com is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by INT'L.com or the Surviving Corporation, as successor to INT'L.com, in INT'L.com Intellectual Property.

                  (e) To the knowledge of INT'L.com or any of the Material INT'L.com Subsidiaries, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by INT'L.com or any Material INT'L.com Subsidiary does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims
(i) challenging the validity, effectiveness, or ownership by INT'L.com or any Material INT'L.com Subsidiary of any INT'L.com Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by INT'L.com or any Material INT'L.com Subsidiary infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to INT'L.com or any Material INT'L.com Subsidiary in writing by any Person. Neither INT'L.com nor any Subsidiary has received notice of any legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any INT'L.com Intellectual Property, other than any review of pending applications for patent. Neither INT'L.com nor any Subsidiary is aware of any information indicating that any such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by INT'L.com are valid, enforceable and subsisting. To the knowledge of INT'L.com, there is no unauthorized use, infringement, or misappropriation of any INT'L.com Intellectual Property by any third party, employee or former employee.

                  (f) INT'L.com and its Subsidiaries has secured from all parties who have created any portion of, or otherwise have any rights in or to, INT'L.com Intellectual Property, valid and enforceable written assignments of any such work or other rights to INT'L.com.

                  (g) Each consultant and subcontractor of INT'L.com and its Subsidiaries has entered into a confidentiality and assignment of inventions agreement substantially in the form attached to Section 3.5 of the INT'L.com Disclosure Schedule.

         3.6      FINANCIAL STATEMENTS; BUSINESS INFORMATION.

                  (a) INT'L.com has delivered to Parent audited consolidated balance sheets (the "BALANCE SHEETS") as of December 31, 1999 (the "BALANCE SHEET DATE") and December 31, 1998, and audited consolidated statements of income and cash flows for the years ended December 31, 1999, December 31, 1998 and December 31, 1997 (all of such balance sheets and statements of income and cash flows are collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements: (i) are in accordance with the books and records of INT'L.com; (ii) present fairly, in all material respects, the financial position of INT'L.com as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate and except as described in the Section 3.6 of the

INT'L.com Disclosure Schedule). As of the Balance Sheet Date, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Balance Sheets or Section
3.6 of the INT'L.com Disclosure Schedule, and since the Balance Sheet Date, INT'L.com has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by INT'L.com in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

                  (b) All of the accounts, notes and other receivables which are reflected in the Balance Sheets were acquired in the ordinary course of business; and, except to the extent reserved against in the Balance Sheets, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or, to the knowledge of INT'L.com or any Subsidiary, are valid, binding and enforceable in accordance with their terms in the ordinary course of business, and arise from bona fide transactions, and neither INT'L.com nor any Subsidiary has received notice that the same are subject to counterclaims, refusals to pay or other rights of setoff. All of the accounts, notes and other receivables which have been acquired by INT'L.com or any Subsidiary since the Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or to the knowledge of INT'L.com or any Subsidiary, are valid, binding and enforceable in accordance with their terms in the ordinary course of business, and arise from bona fide transactions, and neither INT'L.com nor any Subsidiary has received notice that the same are subject to counterclaims, refusals to pay or other rights of setoff, subject to an appropriate reserve. No accounts, notes or other receivables are contingent upon the performance by INT'L.com or any Subsidiary of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

                  (c) The business information previously prepared by INT'L.com and delivered to Parent was prepared in good faith, based on assumptions INT'L.com deemed, as of the date such information was delivered to Parent, to be reasonable, and was prepared for planning purposes, although no assurances are given that INT'L.com can or will engage in the activities described therein or achieve the results projected therein.

         3.7      TAXES.

                  (a) The term "TAXES" as used herein means all federal, state, local and foreign income tax, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. The term "TAX RETURNS" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "TAX RETURN" means any one of the foregoing Tax Returns.

                  (b) INT'L.com and each of its Subsidiaries has timely filed all Tax Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which INT'L.com or such Subsidiary is obligated to withhold for amounts owing to employees, creditors and third parties. All Tax Returns filed by INT'L.com and each of its Subsidiaries were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of INT'L.com and each of its Subsidiaries and any other information required to be shown thereon. None of the Tax Returns filed by INT'L.com or any of its Subsidiaries or Taxes payable by INT'L.com or any of its Subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of INT'L.com or any of its Subsidiaries, threatened. Neither INT'L.com nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither INT'L.com nor any Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting INT'L.com or any Subsidiary, as of the Prior Agreement Date, are set forth in the Financial Statements or in Section 3.7 of the INT'L.com Disclosure Schedule. None of the Tax Returns filed by INT'L.com or any Subsidiary contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). Neither INT'L.com nor any Subsidiary is a party to any Tax sharing agreement or similar arrangement. Neither INT'L.com nor any Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was INT'L.com), and neither INT'L.com nor any Subsidiary has any liability for the Taxes of any Person (other than INT'L.com) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

                  (c) Neither INT'L.com nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or
(ii) any amount for which a deduction would be disallowed or deferred under
Section 162 or Section 404 of the Code. Neither INT'L.com nor any Subsidiary has agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and INT'L.com will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. Neither INT'L.com nor any Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No portion of the Parent Merger Shares is subject to the Tax withholding provisions of
Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. None of the assets of INT'L.com or any Subsidiary is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of INT'L.com or any Subsidiary directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of INT'L.com or any Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code. No claim has ever been made by any Governmental Entity in a jurisdiction where INT'L.com or any Subsidiary does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. Neither INT'L.com nor any Subsidiary has participated in an international boycott as defined in Section 999 of the Code. None of the shares of outstanding capital stock of INT'L.com or any Subsidiary are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

                  (d) There are no liens for Taxes (other than for ad valorem Taxes not yet due and payable) upon the assets of INT'L.com or any Subsidiary. The unpaid Taxes of INT'L.com and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheets, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of INT'L.com and its Subsidiaries in filing their Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement). Section 3.7 of the INT'L.com Disclosure Schedule sets forth INT'L.com's and each Subsidiary's Tax basis in each of their respective assets. Neither INT'L.com nor any Subsidiary is a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

         3.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, from the Balance Sheet Date, there has not been:

                  (a) Any transaction involving more than $50,000 entered into by INT'L.com or any Subsidiary other than in the ordinary course of business; any change (or any development or combination of developments of which INT'L.com or any Subsidiary has knowledge which is reasonably likely to result in such a change) in INT'L.com's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse to INT'L.com's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of INT'L.com or any Subsidiary due to fire or other casualty or other loss, whether or not insured, amounting to more than $50,000 in the aggregate;

                  (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of INT'L.com or any Subsidiary, or any repurchase, redemption, retirement or other acquisition by INT'L.com or any Subsidiary of any outstanding shares of capital stock, any INT'L.com Option, or other securities of, or other equity or ownership interests in, INT'L.com or any Subsidiary;

                  (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Balance Sheets and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;

                  (d) Any amendment of any term of any outstanding security of INT'L.com;

                  (e) Any incurrence, assumption or guarantee by INT'L.com or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $50,000;

                  (f) Any creation or assumption by INT'L.com or any Subsidiary of any Lien on any asset in an aggregate amount exceeding $20,000;

                  (g) Any making of any loan, advance or capital contributions to, or investment in, any Person by INT'L.com or any Subsidiary;

                  (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

                  (i) Any material transaction or commitment made, or any material contract or agreement entered into, by INT'L.com or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) with a value of $100,000 or more or any relinquishment by INT'L.com or any Subsidiary of any contract or other right with a value of $100,000 or more;

                  (j) Any (A) grant of any severance or termination pay to any director, officer or employee of INT'L.com or any Subsidiary, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of INT'L.com or any Subsidiary, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of INT'L.com or any Subsidiary in excess of 7% or (E) change in the payment or accrual policy with respect to any of the foregoing;

                  (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of INT'L.com or any Material INT'L.com Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of INT'L.com or any Material INT'L.com Subsidiary;

                  (l) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which INT'L.com or any Subsidiary is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of INT'L.com or any Subsidiary or phantom stock interest in INT'L.com or any Subsidiary other than issuances of common stock in connection with exercises of employee stock options;

                  (m) Any cancellation of any debts or claims or waiver of any rights in an aggregate amount exceeding reserves in the Financial Statements by $50,000 or more;

                  (n) Any sale, assignment or transfer of any INT'L.com Intellectual Property, including licenses therefor;

                  (o) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $50,000; or

                  (p) Any agreement undertaking or commitment to do any of the foregoing.

         3.9 LEASES IN EFFECT. All real property leases and subleases as to which INT'L.com or any Subsidiary is a party and any amendments or modifications thereof are listed in Section 3.9 of the INT'L.com Disclosure Schedule (each a "LEASE" and collectively, the "LEASES") and are valid, in full force and effect and enforceable, and there are no existing defaults on the part of INT'L.com or any Subsidiary, and neither INT'L.com nor any Subsidiary has received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of INT'L.com or any Subsidiary, or, to the knowledge of INT'L.com and its Subsidiaries, any other party thereunder.

         3.10 PERSONAL PROPERTY; REAL ESTATE. (a) INT'L.com has good and marketable title, free and clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Balance Sheets or used in INT'L.com's business, except for acquisitions and dispositions since the Balance Sheet Date in the ordinary course of business. The INT'L.com Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $10,000 or more, which are used by INT'L.com or any Subsidiary in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by INT'L.com in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

                  (b) Section 3.10 of the INT'L.com Disclosure Schedule contains a schedule setting forth all real property which is owned or leased by INT'L.com or any Subsidiary, or in which INT'L.com or any Subsidiary has any other right, title or interest. Neither INT'L.com nor any Subsidiary owns any real property. True and complete copies of each lease have been provided to Parent, and such leases constitute the entire understanding relating to INT'L.com's or any Subsidiary's use and occupancy of the leased premises.

                  (c) INT'L.com and each Subsidiary has obtained consents for all alterations made as of the Prior Agreement Date to each leased premise described in Section 3.10 of the INT'L Disclosure Schedule and, upon the expiration or earlier termination of the lease or sublease with respect thereto, shall not be obligated to remove any such alterations or restore the premises to the condition they were in prior to the time such alterations were undertaken, except for removal or restoration obligations which individually or in the aggregate do not exceed $25,000. To the knowledge of INT'L.com and its Subsidiaries, the improvements located on the real property described in
Section 3.10 of the INT'L.com Disclosure Schedule are not the subject of and neither INT'L.com nor any Subsidiary has received written notice of any official complaint or of a violation of any applicable zoning ordinance or building code. There is no condemnation proceeding pending or, to the knowledge of INT'L.com and its Subsidiaries, threatened against INT'L.com or any Subsidiary and to the knowledge of INT'L.com and its Subsidiaries there are no use or occupancy restrictions on the real property described in Section
3.10 of the INT'L.com Disclosure Schedule.

         3.11 CERTAIN TRANSACTIONS. Except for (a) relationships with INT'L.com or any Subsidiary as an officer, director, or employee thereof (and compensation by INT'L.com or any Subsidiary in consideration of such services) and (b) relationships with INT'L.com as security holders therein, none of the directors, officers, or stockholders of INT'L.com, or any member of any of their families, is presently a party to, or was a party to during the year preceding the Prior Agreement Date, any transaction, or series of similar transactions, with INT'L.com or any Subsidiary, in which the amount involved exceeds $60,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee, but excluding any transaction pursuant to existing employee benefit plans. None of INT'L.com's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of INT'L.com or the Material INT'L.com Subsidiaries, or, to the knowledge of INT'L.com, any material supplier, distributor, or customer of INT'L.com or the Material INT'L.com Subsidiaries, except for the normal rights of a securityholder, and except for rights under existing employee benefit plans.

         3.12 LITIGATION AND OTHER PROCEEDINGS. There is no action, suit, claim, proceeding, or to the knowledge of INT'L.com or any Subsidiary, investigation pending against or, to the knowledge of INT'L.com or any Subsidiary, threatened against INT'L.com or any Subsidiary or any of their respective properties and assets before any court or arbitrator or any Governmental Entity. Neither INT'L.com nor any Subsidiary is subject to any order, writ, judgment, decree, or injunction.

         3.13 NO DEFAULTS. INT'L.com and the Material INT'L.com Subsidiaries are not, nor has INT'L.com or any Material INT'L.com Subsidiary received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its Charter Documents;
(ii) any judgment, decree, or order applicable to INT'L.com or any Material INT'L.com Subsidiary; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which INT'L.com or any Material INT'L.com Subsidiary is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which have been validly waived, or which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of INT'L.com.

         3.14 MAJOR CONTRACTS. Neither INT'L.com nor any Material INT'L.com Subsidiary is a party to or subject to:

                  (a) Any union contract, or any employment contract or arrangement in effect (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

                  (b) Any plan or contract or arrangement, written or oral, providing for non-standard bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

                  (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

                  (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $50,000 or pursuant to which INT'L.com has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

                   (e) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

                  (f) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $50,000 or more;

                  (g) Any license agreement in effect, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

                  (h) Any contract or agreement containing covenants purporting to limit INT'L.com's or the Material INT'L.com Subsidiaries' freedom to compete in any line of business in any geographic area; or

                  (i) Any contract or agreement not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by INT'L.com of more than $250,000 in the aggregate.

         For purposes of this Section 3.14, a contract, agreement or arrangement shall be considered "in effect" if INT'L.com or any Material Subsidiary shall have any obligations or liabilities pursuant to such contract, agreement or arrangement.

         All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the INT'L.com Disclosure Schedule pursuant to this Section 3.14 are valid and in full force and effect and neither INT'L.com nor any Material INT'L.com Subsidiary has, nor, to the knowledge of INT'L.com and the Material INT'L.com Subsidiaries, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. INT'L.com has delivered to Parent copies of the contracts or agreements, and descriptions of any verbal agreements or arrangements, referred to in this Section 3.14 as in effect on the Prior Agreement Date.

         3.15 MATERIAL REDUCTIONS. None of the parties to any of the contracts identified in the INT'L.com Disclosure Schedule pursuant to Section
3.14 have terminated, or in any way expressed in writing to INT'L.com or any Subsidiary an intent to reduce or terminate the amount of its business with INT'L.com or any Subsidiary in the future.

         3.16 INSURANCE AND BANKING FACILITIES. Section 3.16 of the INT'L.com Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of INT'L.com in force at the Prior Agreement Date (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which INT'L.com has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from INT'L.com with respect to any such contracts of insurance or indemnity have been paid, and neither INT'L.com nor any Material

INT'L.com Subsidiary knows of any fact, act, or failure to act which has or could reasonably be expected to cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented or are described in Section 3.16 of the INT'L.com Disclosure Schedule.

         3.17 EMPLOYEES. The INT'L.com Disclosure Schedule sets forth a list as of January 12, 2000 of (a) the names, titles, annual salaries and all bonuses of all salaried employees of INT'L.com and its Subsidiaries (such term meaning permanent and temporary, full-time and part-time employees) and (b) the wage rates for non-salaried employees of INT'L.com and its Subsidiaries. Any persons engaged by INT'L.com as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No employee that INT'L.com or any Material INT'L.com Subsidiary wishes to retain has stated to INT'L.com or any Material INT'L.com Subsidiary that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Hours worked by and payments made to employees of INT'L.com and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. Neither INT'L.com nor any Subsidiary is engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. Neither INT'L.com nor any Subsidiary, to the knowledge of INT'L.com and its Subsidiaries, is subject to a union organizing effort. Neither INT'L.com nor any Subsidiary has any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. Neither INT'L.com nor any Subsidiary is a party to any pending, or to the knowledge of INT'L.com and its Subsidiaries, threatened, labor dispute. INT'L.com and its Subsidiaries have complied in all material respects with all applicable foreign, federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment. There are no claims pending, or, to the knowledge of INT'L.com and its Subsidiaries, threatened to be brought, in any court or administrative agency by any former or current employees of INT'L.com and its Subsidiaries for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending, or, to the knowledge of INT'L.com and its Subsidiaries, threatened in any court or administrative agency from any current or former employee or any other Person arising out of INT'L.com's or its Subsidiary's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

         3.18 EMPLOYEE BENEFIT PLANS. Each Plan (as defined below) covering active, former, or retired employees of INT'L.com or any Subsidiary is listed in Section 3.18 of the INT'L.com Disclosure Schedule. "PLAN" means any employee benefit plan as defined in ERISA (as defined below), maintained or contributed to by INT'L.com or any of its Subsidiaries within the past six years, and also includes any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits in existence within the past three years or for which there is an unsatisfied liability. INT'L.com has made available to Parent a copy (or description if no document exists) of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract.

All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and INT'L.com has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified or, if no such determination letter has been received, the form of such Plan complies with the Code's requirements for qualification, except those requirements for which the remedial amendment period has not expired, and no event has occurred which is reasonably likely to threaten the tax-exempt status of such Plan or any trust for such Plan. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. No "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules or would not give rise to a material tax or penalty. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or, to the knowledge of INT'L.com and its Subsidiaries, anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) is currently pending against or with respect to any Plan for which there is an unsatisfied liability. All contributions, reserves, or premium payments to the Plan accrued to the Prior Agreement Date have been made or provided for in accordance with prior funding and accrual practices. Within the six year period preceding the Closing Date, neither INT'L.com nor any Subsidiary, nor any entity which is considered one employer with INT'L.com or any Subsidiary under Section 414 of the Code or
Section 4001 of ERISA has ever maintained or contributed to or incurred liability with respect to any Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA, and neither INT'L.com nor any Subsidiary expects to incur any such liability. There are no restrictions on the rights of INT'L.com or any Subsidiary to amend or terminate any Plan, subject to any applicable notice requirements without incurring any liability thereunder other than for benefits accrued prior to the date of termination or amendment. Neither INT'L.com nor any Subsidiary has engaged in and, to the knowledge of INT'L.com and its Subsidiaries, it is not a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no written interpretations of, or announcements (whether or not written) by INT'L.com or any Subsidiary relating to, or change in employee participation or coverage under, any Plan that would increase the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the Prior Agreement Date. Neither INT'L.com nor any of its ERISA affiliates has any liability in respect of post-employment or post-retirement welfare benefits for retired employees of INT'L.com or any Subsidiary. Neither INT'L.com nor any Material INT'L.com Subsidiary nor any of their ERISA Affiliates has any liability with respect to welfare benefits for former employees other than health care continuation benefits required to be provided under applicable law or which do not exceed three months in duration. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

         3.19 CERTAIN AGREEMENTS. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by INT'L.com or any Subsidiary (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of INT'L.com or any Subsidiary under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.20 GUARANTEES AND SURETYSHIPS. INT'L.com and its Subsidiaries have no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and INT'L.com and its Subsidiaries have no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

         3.21 BROKERS AND FINDERS. INT'L.com has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will INT'L.com or any Subsidiary owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

         3.22 CERTAIN PAYMENTS. Neither INT'L.com nor any Subsidiary, nor to the knowledge of INT'L.com and its Subsidiaries, any Person acting on behalf of INT'L.com or any Subsidiary has, directly or indirectly, on behalf of or with respect to INT'L.com or any Subsidiary: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of INT'L.com and its Subsidiaries, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

         3.23 ENVIRONMENTAL MATTERS. INT'L.com and its Subsidiaries have complied in all material respects with all applicable federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "ENVIRONMENTAL LAWS"); neither INT'L.com nor any Subsidiary has handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("HAZARDOUS MATERIALS"), except for ordinary office and/or office-cleaning supplies, products, equipment, fluids and wastes customarily found, and in quantities customarily found, in a commercial office setting, which have been used in compliance with Environmental Laws; (iii) to the knowledge of INT'L.com and its Subsidiaries there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by INT'L.com; (iv) INT'L.com has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by INT'L.com; and (v) to the knowledge of INT'L.com and its Subsidiaries there are no "Environmental Liabilities". For purposes of this Agreement, "ENVIRONMENTAL LIABILITIES" are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to INT'L.com's or its Subsidiary's operations or activities, or any real property at any time owned, operated or leased by INT'L.com or a Subsidiary, or any stockholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

         3.24     ENFORCEABILITY OF CONTRACTS, ETC.

                  (a) No Person that is a party to any contract, agreement, commitment or plan to which INT'L.com or a Subsidiary is a party has a valid defense, on account of non-performance or malfeasance by INT'L.com or a Subsidiary, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

                  (b) Neither INT'L.com, nor any Subsidiary, nor to the knowledge of INT'L.com and its Subsidiaries, any other Person, is in breach or violation of, or default under, any material contract, agreement, arrangement, commitment or plan to which INT'L.com or a Subsidiary is a party, and no event or action has occurred, is pending, or, to the knowledge of INT'L.com and its Subsidiaries, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a breach or a default by INT'L.com or a Subsidiary or, to the knowledge of INT'L.com and its Subsidiaries, any other Person, under any material contract, agreement, arrangement, commitment or plan to which INT'L.com or a Subsidiary is a party.

         3.25 ACCOUNTING MATTERS. To the knowledge of INT'L.com and its Subsidiaries, neither INT'L.com nor any of its Subsidiaries or affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the Securities and Exchange Commission (the "Commission").

         3.26 YEAR 2000. All computer and other systems, software (whether embedded or otherwise), hardware and other products owned or licensed by INT'L.com or its Subsidiaries and used in connection with the services provided by INT'L.com or its Subsidiaries and, to the knowledge of INT'L.com and its Subsidiaries, all computer and other systems, software (whether embedded or otherwise), hardware and other products produced by any third party that are licensed by INT'L.com, in each case, have been written, manufactured and tested to be Year 2000 Ready. For purposes of this Agreement, "YEAR 2000 READY" shall mean, with respect to any systems, software (whether embedded or otherwise), product, equipment or facility, that such system, product, equipment or facility is capable of correctly processing, providing, receiving and manufacturing the date data within and between the twentieth and twenty-first centuries, and its operations and functionality has not been adversely affected and will not be adversely affected in any material respect as a result of the advent of the Year 2000.

         3.27 DISCLOSURE. Neither the representations or warranties made by INT'L.com in this Agreement, nor the INT'L.com Disclosure Schedule or any other certificate executed and delivered by INT'L.com pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

         3.28 RELIANCE. The foregoing representations and warranties are made by INT'L.com with the knowledge and expectation that Parent and Merger Sub are placing reliance thereon.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Except as set forth in either the documents delivered pursuant to
Section 4.5 or in the disclosure schedule of Parent dated as of the Prior Agreement Date and delivered herewith to INT'L.com (the "PARENT DISCLOSURE SCHEDULE") which identifies the section and subsection to which each disclosure therein relates (PROVIDED, HOWEVER, that Parent will be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if the applicability of such disclosure to such non-referenced sections or subsections is apparent, and whether or not the Parent Disclosure Schedule is) referred to in a specific section or subsection, Parent and Merger Sub jointly and severally represent and warrant to INT'L.com as follows:

         4.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent. Each Subsidiary of Parent is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, and Merger Sub is recently organized, is in good standing, and has conducted no business activities, other than as contemplated by this Agreement. In this Agreement, "Material Parent Subsidiaries" shall mean the following: Lionbridge Technologies California, Inc., Lionbridge Technologies (Ireland), Inc., Lionbridge Technologies, B.V. and Lionbridge Technologies (France).

         4.2 CAPITALIZATION. (a) The authorized capital stock of Parent consists of 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued or outstanding or held in Parent's treasury, and 100,000,000 shares of Parent Common Stock, of which, as of November 10, 1999: (a) 16,287,827 shares were validly issued and outstanding, fully paid and nonassessable and (b) 5,221,201 shares were reserved for issuance pursuant to Parent's stock option and stock purchase plans for its employees and directors. Except for options and rights relating to shares described in clause (b) of the preceding sentence and except as set forth in Section 4.2 of the Parent Disclosure Schedule or the Reports (as defined in Section 4.5), there are no options, warrants or other rights, agreements or commitments or understandings or rights of any character (contingent or otherwise) obligating Parent to issue, deliver or sell or cause to be issued, delivered or sold shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock. All of the outstanding shares of capital stock of each Subsidiary of Parent are owned beneficially and of record by Parent, one of its other Subsidiaries, or any combination thereof, in each case, free and clear of any Liens; and there are no outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than Parent or one of the other Subsidiaries.

                  (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are owned beneficially and of record by Parent.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub have been duly authorized by all necessary action of the Boards of Directors and stockholders of Parent and Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Parent and Merger Sub and Parent as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to INT'L.com. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Parent and Merger Sub in accordance with its terms.

         4.4 NON-CONTRAVENTION. Neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Parent or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Parent is a party, or under which Parent or any Material Parent Subsidiary is obligated, or by which Parent or any Material Parent Subsidiary or any of the rights, properties or assets of Parent or any Material Parent Subsidiary are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Parent or any Material Parent Subsidiary; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Parent or any Material Parent Subsidiary is a party, or under which Parent or any Material Parent Subsidiary is obligated, or by which Parent or any Material Parent Subsidiary or any of the rights, properties or assets of Parent or any Material Parent Subsidiary are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Parent or any Material Parent Subsidiary is a party, or under which Parent or any Material Parent Subsidiary may be obligated, or by which Parent or any of the rights, properties or assets of Parent or any Material Parent Subsidiary are, subject or bound.

         4.5 REPORTS AND FINANCIAL STATEMENTS. (a) Parent has previously furnished to INT'L.com true and correct copies of its (i) Prospectus dated as of August 20, 1999 contained in Parent's Registration Statement on Form S-1,
(ii) Quarterly Report on Form 10-Q for the period ended September 30, 1999 (the "RECENT 10-Q") and (iii) all other reports filed by it with the Commission under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") since August 20, 1999.

                  (b) Parent hereby agrees to furnish to INT'L.com true and correct copies of all reports filed by it with the Commission after the Prior Agreement Date prior to the Closing all in the form (including exhibits) so filed (collectively, the "REPORTS"). As of their respective dates, the Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Prior Agreement Date, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in Parent's Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate, and except as described in Section 4.5 of the Parent Disclosure Schedule). As of the date of the Recent 10-Q, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Recent 10-Q or Section 4.5 of the Parent Disclosure Schedule, and since the date of the Recent 10-Q, Parent has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by Parent in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

         4.6 VALIDITY OF PARENT MERGER SHARES. The Parent Merger Shares to be issued in the Merger will, when issued, be, validly issued, fully paid and nonassessable.

         4.7 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except for (a) the requirements of state securities (or "Blue Sky") laws, (b) the filing and recording of the Merger Documents as provided by the DGCL, (c) the filing of appropriate documents with the Nasdaq Stock Market, (d) the filing of the Proxy Statement, the Form S-4 and a Form 8-K with the Commission, if applicable, and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, could not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since September 30, 1999, there has not been any material adverse change in the Business Condition of Parent.

         4.9 LITIGATION AND OTHER PROCEEDINGS. There is no action, suit, claim, proceeding, or to the knowledge of Parent or any Subsidiary investigation pending against or, to the knowledge of Parent or any Subsidiary, threatened against Parent or any Subsidiary or any of their respective properties and assets before any court or arbitrator or any Governmental Entity.

         4.10 DISCLOSURE. Neither the representations or warranties made by Parent in this Agreement, nor the Parent Disclosure Schedule or any other certificate executed and delivered by Parent pursuant to this Agreement, when taken together and with knowledge of the contents of the Reports, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. Prior to the Prior Agreement Date, Parent has disclosed to INT'L.com all material strategic and financing transactions which Parent has taken action in furtherance of and involving Parent or any Parent Subsidiary.

         4.11 RELIANCE. The foregoing representations and warranties are made by Parent with the knowledge and expectation that INT'L.com are placing reliance thereon.

         4.12 BROKERS AND FINDERS. Except for Prudential Securities, Inc., Parent has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement.

         4.13 ACCOUNTING MATTERS. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interest" in accordance with generally accepted accounting principles, Accounting Principles board Opinion No. 16 and all published rules, regulations and policies of the Commission.

                                    ARTICLE V

                             COVENANTS OF INT'L.COM

         References in this Article V to INT'L.com shall be deemed to include all Subsidiaries of INT'L.com. During the period from the Prior Agreement Date (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, INT'L.com agrees (except as expressly set forth in Section 5 of the Parent Disclosure Schedule contemplated by this Agreement or otherwise permitted with Parent's prior written consent):

         5.1 CONDUCT OF BUSINESS IN ORDINARY COURSE. INT'L.com will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. INT'L.com will confer on a regular and frequent basis with representatives of Parent to report operational matters of a material nature and to report the general status of the ongoing operations of the business of INT'L.com. The foregoing notwithstanding, INT'L.com will not:

                  (a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $50,000;

                  (b) grant any bonus, severance or termination pay to any officer, director, independent contractor or employee of INT'L.com;

                  (c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of INT'L.com;

                  (d) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to INT'L.com;

                  (e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where INT'L.com in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of INT'L.com's business PROVIDED THAT INT'L.com consults with Parent prior to filing such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

                  (f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of INT'L.com's products or services in a manner adverse to INT'L.com;

                  (g) accelerate the vesting or otherwise modify any INT'L.com Option, restricted stock or other outstanding rights or other securities other than any acceleration or modification that results from the execution and performance of this Agreement or any of the transactions contemplated hereby;

                  (h) take any action which would make any representation or warranty in this Agreement untrue or incorrect, as if made as of such time; or

                  (i) agree in writing or otherwise to take any of the foregoing actions.

         5.2 DIVIDENDS, ISSUANCE OF, OR CHANGES IN SECURITIES. INT'L.com will not: (i) declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any INT'L.com Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating INT'L.com to issue any such shares, INT'L.com Voting Debt or other convertible securities except as any of the foregoing is required by Outstanding INT'L.com Options; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of INT'L.com, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) take any action in furtherance of any of the foregoing.

         5.3      GOVERNING DOCUMENTS.   INT'L.com will not amend its Charter
Documents.

         5.4 NO ACQUISITIONS. INT'L.com will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or achieve a comparable effect through any acquisition of assets or securities.

         5.5 NO DISPOSITIONS. INT'L.com will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

         5.6 INDEBTEDNESS. Except as contemplated in Section 2.9(iii), INT'L.com will not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

         5.7 COMPENSATION. Except for the actions, adoptions, amendments, modifications, and payments described in Section 5.1(b) of the Parent Disclosure Schedule, INT'L.com will not adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance not required by any existing Plan. INT'L.com will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which INT'L.com is obligated under arrangements existing prior to the Balance Sheet Date to which INT'L.com is a party and which have been disclosed in the INT'L.com Disclosure Schedule.

         5.8 CLAIMS. INT'L.com will not settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice.

         5.9 ACCESS TO PROPERTIES AND RECORDS. Subject to contractual and other obligations, INT'L.com will give Parent and its representatives full access, at a place reasonably acceptable to INT'L.com, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of INT'L.com, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide Parent with such financial, technical and operating data and other information pertaining to its business as Parent may request. With INT'L.com's prior consent, which will not be unreasonably withheld, Parent will be entitled in conjunction with INT'L.com personnel to make appropriate inquiries of third parties in the course of its investigation.

         5.10 BREACH OF REPRESENTATIONS AND WARRANTIES. INT'L.com will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Article III or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, INT'L.com will give detailed notice thereof to Parent and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

         5.11 CONSENTS. INT'L.com will promptly apply for or otherwise seek and use reasonable best efforts to obtain, all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

         5.12 TAX RETURNS. INT'L.com will promptly provide or make available to Parent copies of all tax returns, reports and information statements that have been filed or are filed prior to the Closing Date.

         5.13 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement will have been terminated by either party pursuant to Article X hereof and thereafter subject to Section 10.5, INT'L.com will not (and will use its reasonable best efforts to ensure that none of its officers, directors, stockholders, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of INT'L.com's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "ACQUISITION TRANSACTION"), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Parent or its representatives concerning INT'L.com's business or properties or afford to any Person other than Parent or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information,
(iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger PROVIDED, HOWEVER, that (a) INT'L.com may furnish or cause to be furnished information concerning INT'L.com and its businesses, properties or assets to a Person, (b) the Company may engage in discussions or negotiations with such Person, (c) following receipt of a proposal or offer for an Acquisition Transaction, may make disclosure to its stockholders and may recommend such proposal or offer to its stockholders and (d) following receipt of a proposal or offer for an Acquisition Transaction the Board of Directors of INT'L.com may enter into an agreement in principle or a definitive agreement with respect to such Acquisition Transaction, but in each case referred to in the foregoing clauses (a) through (d) only to the extent that the Board of Directors of INT'L.com shall conclude in good faith after consultation with outside legal counsel that such action is necessary or appropriate because failure to take such action would be inconsistent with the fiduciary duties owed by the Board of Directors to the stockholders of INT'L.com under applicable law; and PROVIDED, FURTHER, that the Board of Directors of INT'L.com shall not take any of the foregoing actions referred to in clauses (a) through (d) without prior written notice to Parent with respect to such action. In the event that INT'L.com is contacted by any third party expressing an interest in discussing an Acquisition Transaction, INT'L.com will promptly notify Parent of such contact and the identity of the party so contacting INT'L.com.

         5.14 NOTICE OF EVENTS. Throughout the period between the Prior Agreement Date and the Closing, INT'L.com will promptly advise and consult with Parent regarding any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business or any of the items or matters concerning INT'L.com covered by the representations, warranties and covenants of INT'L.com contained in this Agreement.

         5.15 REASONABLE BEST EFFORTS. INT'L.com will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

         5.16 INSURANCE. INT'L.com will use its reasonable best efforts to maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the INT'L.com Disclosure Schedule, and INT'L.com will promptly notify Parent in writing of any changes in such insurance coverage occurring prior to the Effective Time.

         5.17 FINANCIAL STATEMENTS. INT'L.com will use its reasonable best efforts to deliver to Parent audited consolidated balance sheets as of December 31, 1997, December 31, 1998 and December 31, 1999 and audited consolidated statements of income and consolidated cash flows for the twelve months ended December 31, 1997, December 31, 1998 and December 31, 1999 no later than February 28, 2000.

         5.18 CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS AGREEMENTS. INTL.com shall use its reasonable best efforts to cause each officer and employee of INT'L.com and its Subsidiaries to enter into a confidentiality and assignment of inventions agreement substantially in the form of such agreement used by Parent and its Subsidiaries in the country in which such officer or employee performs services for INT'L.com. Any officer or employee of INT'L.com or any Subsidiary who has not entered into such agreement shall have been terminated by INTL.com or such Subsidiary prior to the Closing.

                                   ARTICLE VI

                               COVENANTS OF PARENT

         During the period from the Prior Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Parent and Merger Sub agree (except as expressly contemplated by this Agreement or with INT'L.com's prior written consent):

         6.1 BREACH OF REPRESENTATIONS AND WARRANTIES. Neither Parent nor Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article IV or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Parent will give detailed notice thereof to INT'L.com and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

         6.2 ADDITIONAL INFORMATION; ACCESS. Parent will provide INT'L.com and its stockholders with the information relating to Parent referred to in Section 4.5 and the information relating to Parent to be included in the Form S-4. In addition, Parent will afford to INT'L.com and to its counsel and to the persons expected to become stockholders of Parent pursuant to the Merger access throughout the period prior to the Effective Time to its senior management and all other information concerning Parent as INT'L.com or such stockholder may reasonably request. Such stockholders will also be afforded the opportunity to ask questions and to receive accurate and complete answers from Parent concerning the terms and conditions of the Merger and the issuance of the Parent Merger Shares pursuant thereto.

         6.3 CONSENTS. Parent will promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals, and make all filings, required with respect to the consummation of the Merger.

         6.4 REASONABLE BEST EFFORTS. Each of Parent and Merger Sub will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

         6.5 OFFICERS AND DIRECTORS. Parent agrees that all rights to indemnification and all limitations on liability existing on the Prior Agreement Date in favor of, or for the benefit of, the present or former officers and directors of INT'L.com and its Subsidiaries with respect to actions taken in their capacities as directors or officers of INT'L.com or such INT'L.com Subsidiary prior to the Effective Time as provided in the Charter Documents of INT'L.com will survive the Merger and continue in full force and effect following the Effective Time and will not be modified by Parent. Notwithstanding the foregoing, the provisions of such Charter Documents will have no effect on the obligations of any stockholders of INT'L.com pursuant to Article IX of this Agreement or the Escrow Agreement.

         6.6 NASDAQ NATIONAL MARKET LISTING. Parent will promptly prepare and submit a NASDAQ listing application and will use its reasonable best efforts to cause the Parent Merger Shares to be authorized for trading on the Nasdaq National Market as soon as practicable.

         6.7 NOTICE OF EVENTS. Throughout the period between the Prior Agreement Date and the Closing, Parent will promptly advise and consult with INT'L.com regarding any and all material adverse change to the representations, warranties and covenants of Parent and Merger Sub contained in this Agreement and will disclose to INT'L.com all material strategic and financing transactions which Parent takes action in furtherance of which involve Parent or any Parent Subsidiary.

         6.8 THIRD PARTY BENEFICIARIES. Section 6.5 will survive the consummation of the Merger, is intended to benefit the stockholders of INT'L.com that receive Parent Merger Shares (the "NEW PARENT STOCKHOLDERS") and the present and former officers and directors of INT'L.com and its Subsidiaries, will be binding on Parent and its successors and assigns, and will be enforceable by the officers and directors of INT'L.com and the New Parent Stockholders.

         6.9 DIRECTORS OF PARENT. Prior to the date of the mailing of the Proxy Statement, Parent shall nominate Roger Jeanty to serve as a director of Parent in accordance with the policies for directors of Parent, and Parent shall take such action as is necessary to cause such person to become a director of Parent effective as of the Effective Time.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         In addition to the foregoing, Parent, Merger Sub, and INT'L.com each agree to take the following actions after the execution of this Agreement.

         7.1 PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDERS MEETING. (a) INT'L.com shall use its reasonable best efforts to hold one or more special meetings of stockholders in accordance with the applicable requirements of the DGCL and to obtain the INT'L.com Requisite Stockholder Approval to enable the Merger to be effective on the Closing Date (determined without regard to the condition to closing in Section 8.2(h)). Parent shall use its reasonable best efforts to hold one or more special meetings of stockholders to obtain the approval of the issuance of its shares in connection with the Merger by the stockholders of Parent as required by the rules of the Nasdaq Stock Market and in accordance with the applicable requirements of the DCGL. In connection with obtaining the approval of its stockholders, Parent shall prepare, with the assistance and cooperation of INT'L.com, a Registration Statement on Form S-4 (the "FORM S-4"). The Form S-4 shall constitute a joint proxy and a prospectus and shall be used for purposes of offering the Parent Merger Shares to the stockholders of INT'L.com, soliciting proxies from such stockholders for the purpose of obtaining the INT'L.com Requisite Stockholder Approval and soliciting proxies from stockholders of Parent for the purposes of obtaining approval of the issuance of its shares in connection with the Merger by the stockholders of Parent (such proxy/ prospectus statement, together with the accompanying letter to stockholders, notice of meeting and form of proxy shall be referred to herein as the "Proxy Statement"). INT'L.com agrees to fully cooperate with Parent in the preparation of the Form S-4, and shall, upon request, furnish Parent with all information concerning it and its affiliates, directors, officers and stockholders as Parent may reasonably request in connection with the preparation of the Form S-4. INT'L.com shall prepare the portions of the Form S-4, relating to INT'L.com and its subsidiaries including but not limited to financial information, management of INT'L.com, description of INT'L.com's business, executive compensation of the INT'L.com, the recommendation of INT'L.com's Board of Directors, appraisal rights, risk factors relating to INT'L.com, and INT'L.com portions of background of the Merger, reasons for the Merger, interests of certain persons in the Merger and security ownership of certain beneficial owners and management. INT'L.com shall also prepare the disclosure concerning all payments which in the absence of stockholder approval would be "Parachute Payments" as defined in Code Section 280G(b)(2), which shall be in form and substance satisfactory to Parent and its counsel, to satisfy all requirements applicable to INT'L.com of applicable state and federal securities laws, the DGCL and Code Section 280G(b)(5)(B) and the regulations thereunder. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent and no amendment or supplement to the Proxy Statement will be made by Parent or INT'L.com without providing the other party the opportunity to review and comment thereon. Parent will advise INT'L.com, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Merger Shares for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information. If at any time prior to the Effective Time any information relating to Parent or INT'L.com or any of their respective affiliates, officers or directors, should be discovered by the Parent or INT'L.com which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission, and to the extent required by law, disseminated to the stockholders of Parent and INT'L.com. If the Commission requires a Tax opinion in connection with the filing of the Form S-4, INT'L.com shall cause Neal, Gerber & Eisenberg, counsel to INT'L.com, to provide such opinion in the form required by the Commission. The issuance of such opinion shall be conditioned upon the receipt by Neal, Gerber & Eisenberg of customary representation letters from each of INT'L.com and Parent in a form reasonably agreed to by the parties.

                  (b) Parent shall file the Form S-4 with the Commission and shall, with the assistance of INT'L.com, promptly respond to any comments from the Commission on the Form S-4 and shall otherwise use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly practicable. Promptly following such time as the Form S-4 is declared effective, INT'L.com shall distribute the Proxy Statement to its stockholders and Parent shall distribute the Proxy Statement to its stockholders. Parent shall comply with all applicable provisions of and rules under the Securities Act and the Exchange Act and state securities laws in the preparation and filing of the S-4 Registration Statement, the offering and issuance of the Parent Merger Shares, the filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the special meeting of stockholders of Parent. Parent shall also ensure that any Form S-4 filed by Parent does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that Parent shall not be responsible for the accuracy and completeness of information relating to INT'L.com or any of its subsidiaries or any other information furnished by INT'L.com specifically for inclusion in the S-4 Registration Statement).

                  (c) INT'L.com shall ensure that the Proxy Statement does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement made, under the circumstances under which it is made, not misleading (provided that INT'L.com shall not be responsible for the accuracy or completeness of any information relating to Parent or any of its Subsidiaries or furnished by Parent specifically for inclusion in the Proxy Statement).

                  (d) INT'L.com, acting through its Board of Directors, shall include in the Proxy Statement the unanimous recommendation of its Board of Directors eligible to vote on such matters that its stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if the Board of Directors of INT'L.com concludes in good faith, after consultation with its outside legal counsel, that fulfilling the obligations in the foregoing sentence would violate the fiduciary duties of the Board of Directors under applicable law; PROVIDED, HOWEVER, that nothing shall limit the obligation of INT'L.com to otherwise use its reasonable best efforts to fulfill all of its obligations under this Agreement, including without limitation, INT'L.com's obligations under Section 7.1(a) and (c).

                  (e) Parent, acting through its Board of Directors, shall include in the Proxy

Statement the unanimous recommendation of its Board of Directors eligible to vote on such matters that the stockholders of Parent vote in favor of the issuance of its shares in connection with the Merger. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that fulfilling the obligations in the foregoing sentence would violate the fiduciary duties of the Board of Directors under applicable law; PROVIDED, HOWEVER, that nothing shall limit the obligation of the Parent to otherwise use its reasonable best efforts to fulfill all of its obligations under this Agreement, including without limitation, Parent's obligations under Section 7.1(a) and (b).

                  (f) All resales of shares of Parent Common Stock by each INT'L.com Affiliate (as defined in Section 7.8(b)) will be subject to the restrictions imposed by the third restated registration rights agreement of Parent (the "REGISTRATION RIGHTS AGREEMENT") in the form attached as EXHIBIT 7.1, which will be entered into by the INT'L.com Affiliates. Parent will be entitled to place the legends as referred to in the Registration Rights Agreement on each certificate evidencing any shares of Parent Common Stock to be received by the INT'L Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock consistent with the terms of the Registration Rights Agreement.

         7.2 LEGAL CONDITIONS TO THE MERGER. Each of Parent, Merger Sub, and INT'L.com will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Parent, Merger Sub and INT'L.com will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by INT'L.com, Merger Sub, or Parent in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

         7.3 EMPLOYEE BENEFITS. Nothing contained herein will, subject to Section 6.5, be considered as requiring INT'L.com or Parent to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with INT'L.com or employment with Parent is not offered or implied for any other employees of INT'L.com and any continuation of employment with INT'L.com after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment. Parent agrees that it will cause Merger Sub to comply with the WARN Act, to the extent applicable to INT'l.com and its Subsidiaries in connection with actions taken at and after the Effective Time.

         7.4 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense; PROVIDED, HOWEVER, that any such expenses incurred by INT'L.com in excess of $400,000 shall be borne by the stockholders of INT'L.com (without regard to Section 9.4) through the determination of the Modified Share Amount as set forth in Section 2.1(d); PROVIDED, FURTHER, that INT'L.com will itemize any such investment banking, legal and accounting expenses of INT'L.com prior to Closing and provide Parent with an invoice and certification from all organizations providing such services at the Closing in a form reasonably acceptable to Parent; and PROVIDED, FURTHER, that the provisions of this Section 7.4 shall not be construed to relieve a party from liability resulting from such party's breach of this Agreement.

         7.5 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of INT'L.com, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action. Without limiting the foregoing, on or prior to the Closing Date, INT'L.com will deliver to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

         7.6 PUBLIC ANNOUNCEMENTS. Neither Parent nor INT'L.com will directly or indirectly disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Parent determines in good faith to be required by applicable law after consultation with INT'L.com) without the prior written agreement of the other parties.

         7.7 CONFIDENTIALITY. INT'L.com and Parent have entered into a Mutual Nondisclosure Agreement dated October 7, 1999 concerning each party's obligations to protect the confidential information of the other party. INT'L.com and Parent each hereby affirm each of their obligations under such agreement. If this Agreement is terminated in accordance with Article X hereof, Parent will, and will cause its accountants, counsel and other representatives to deliver to INT'L.com all documents and other material, and all copies thereof, obtained by Parent or on its behalf from INT'L.com in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article X hereof, INT'L.com will, and will cause its accountants, counsel and other representatives to, deliver to Parent all documents and other material, and all copies thereof, obtained by INT'L.com or by an officer, director or representative of INT'L.com from Parent in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

         7.8       POOLING.

                  (a) Parent, the Merger Sub and INT'L.com will use all reasonable best efforts, will cooperate fully and will take all actions as are reasonably necessary to allow the Merger and other transactions contemplated by this Agreement to be accounted for as a "pooling of interests" in accordance with United States generally accepted accounting principles and applicable rules and regulations of the Commission.

                  (b) INT'L.com has delivered to Parent prior to the Prior Agreement Date a letter from INT'L.com, prepared after consultation with its counsel, that identifies all persons it believes may be "affiliates" of INT'L.com, as such term is used in Rule 145 under the Securities Act and applicable accounting pronouncements of the Commission (each such Person, an "INT'L.COM AFFILIATE"). Each such INT'L.com Affiliate has executed and delivered to Parent a written agreement (an "INT'L.COM AFFILIATE AGREEMENT") in the form of EXHIBIT 7.8(b) hereto to the effect that such INT'L.com Affiliate (i) has not made and will not make any disposition of any shares of INT'L.com Common Stock or INT'L.com Preferred Stock or other securities of INT'L.com in the 30-day period prior to the Effective Time, and (ii) will not make any disposition of any of the Parent Merger Shares to be received by such Person after the Effective Time until Parent shall have publicly released a report including the combined financial results of Parent and INT'L.com for a period of at least 30 days of combined operations of Parent and INT'L.com.

                  (c) Section 7.8(c) of the Parent Disclosure Schedule identifies each executive officer and director of Parent (each such Person, a "PARENT AFFILIATE"). Each such Parent Affiliate has executed and delivered to INT'L.com a written agreement (a "Parent AFFILIATE AGREEMENT") in the form of
EXHIBIT 7.8(c) hereto to the effect that such Parent Affiliate (i) has not made and will not make any disposition of any shares of Parent Common Stock in the 30-day period prior to the Effective Time, and (ii) will not make any disposition of any shares of Parent Common Stock owned by such person until Parent shall have publicly released a report including the combined financial results of Parent and INT'L.com for a period of at least 30 days of combined operations of Parent and INT'L.com.

         7.9 INT'L.COM VOTING AGREEMENT. Simultaneous with the execution of the Prior Agreement, INT'L.com caused the voting agreement in the form attached as EXHIBIT 7.9 (the "INT'L.COM VOTING AGREEMENT") to be executed by all directors, officers, affiliates and holders of 5% of the capital stock of INT'L.com and their affiliates holding in the aggregate at least 60% of the Outstanding INT'L.com Shares and at least 80% of each of the Outstanding INT'L.com Series C Shares and the Outstanding INT'L.com Series D Shares, and to be delivered to Parent.

         7.10 PARENT VOTING AGREEMENT. Simultaneous with the execution of the Prior Agreement, Parent caused the voting agreement in the form attached as EXHIBIT 7.10 (the "PARENT VOTING AGREEMENT") to be executed by all directors and officers of Parent and their affiliates holding in the aggregate at least 60% of the Parent shares of Parent Common Stock outstanding on the Prior Agreement Date, and to be delivered to INT'L.com.

         7.11 HART-SCOTT-RODINO FILING. If and to the extent applicable, Parent and INT'L.com agree to file, and to cause any other Person obligated to do so as a result of such person's stock holdings in Parent or INT'L.com, a Notification and Report Form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (collectively, the "HSR ACT") with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and to use its and their reasonable best efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein.

         7.12 BOARD OF DIRECTORS MEETINGS. After the Closing of the Merger, for as long as Cornerstone Equity Investors IV, L.P. holds at least one-half of the Parent Merger Shares issued to them in connection with the Merger, Parent shall permit one (1) representative of Cornerstone Equity Investors IV, L.P. (the "CORNERSTONE OBSERVER") to attend, in a non-voting observer capacity, each meeting of the Board of Directors of Parent and each meeting of any committee thereof and to participate in all discussions during each such meeting. Parent shall send to the Cornerstone Observer notice of the time and place of any such meeting, in the same manner and at the same time as notice is sent to its directors. Parent shall also provide to the Cornerstone Observer copies of all notices, reports, minutes, contracts and other documents, at the time and in the same manner as such documents are provided to the Board of Directors of Parent, unless the Board of Directors or management of Parent shall determine that delivery of such notice and/or materials to the Cornerstone Observer may be detrimental to Parent. Upon the request of the Board of Directors of the Company, the Cornerstone Observer will excuse himself from any portion of Board or committee meetings if the Board of Directors shall determine that the Cornerstone Observer's presence may violate the attorney-client privilege or may create a conflict of interest or may be otherwise detrimental to Parent. Any materials furnished to the Cornerstone Observer and the discussions and presentations in connection with or at any meeting shall be considered confidential information and the Cornerstone Observer will keep such materials and discussions confidential and will not disclose or divulge such materials and discussions to any third party.

         7.13 EMPLOYMENT, CONSULTING AND NONCOMPETITION AGREEMENTS. Simultaneous with the execution of the Prior Agreement, INT'L.com will cause each of Roger Jeanty, [Steven Fingerhood] and Jonathan Clark to execute employment or consulting and/or non-competition agreements with Parent to become effective at the Effective Time in the form provided by Parent to INT'L.com.

         7.14 INT'L.COM CONVERSION. Simultaneous with the execution of the Prior Agreement, INT'L.com caused the conversion notice in the form attached as EXHIBIT 7.14 to be executed by the holders of INT'L.com Series A Preferred Stock who, together with the parties executing an INT'L.com Voting Agreement, hold at least 51% of the outstanding shares of INT'L.com Series A Preferred Stock and by the holders of INT'L.com Series B Preferred Stock who, together with the parties executing an INT'L.com Voting Agreement, hold at least 51% of the outstanding shares of INT'L.com Series B Preferred Stock, INT'L.com shall cause such notices to be delivered to Parent. INT'L.com hereby elects that all outstanding shares of INT'L.com Series A Preferred Stock and all of the outstanding shares of INT'L.com Series B Preferred Stock be converted to shares of INT'L.com Series A Common Stock immediately prior to the Effective Time.

         7.15 DEBT ADJUSTMENTS. In the event INT'L.com or its Subsidiaries shall breach the covenants in Section 5.6 hereof, the aggregate amount of all breaches of such Section 5.6 shall be deemed to be the "Debt Adjustment Amount" for purposes of this Agreement. "Debt Payment Shares" shall mean a number of shares of Parent Common Stock determined by dividing the Debt Adjustment Amount plus any accrued interest on such amount as of the Closing by the Parent Average Closing Price.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions unless waived:

                  (a) GOVERNMENTAL APPROVALS. Other than the filing of the Merger Documents with the Secretary of State of Delaware, all statutory requirements and all Consents of Governmental

Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Parent or INT'L.com. If and to the extent applicable, the filing and waiting period requirements under the HSR Act will have been complied with and will have expired or terminated.

                  (b) NO RESTRAINTS. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

                  (c) PARENT STOCKHOLDER APPROVAL. The issuances of the shares of Parent Common Stock in connection with the Merger will have been approved by the requisite vote of the stockholders of Parent.

                  (d) QUOTATION. The shares of Parent Common Stock issuable to INT'L.com's stockholders as contemplated by this Agreement shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

                  (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                  (f) PARENT POOLING LETTER. Parent will have received a letter dated immediately prior to the Closing Date from PricewaterhouseCoopers LLP, Parent's independent accountants, to the effect that such firm concurs with Parent's management that no conditions exist that would preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with United States generally accepted accounting principles and applicable rules and regulations of the Commission and Parent shall have delivered a copy of such letter to INT'L.com.

                  (g) INT'L.COM POOLING LETTER. Arthur Andersen LLP shall have delivered to INT'L.com a letter dated immediately prior to the Closing Date to the effect that INT'L.com is "poolable" for accounting purposes under Accounting Principles Board Opinion No. 16, United States generally accepted accounting principles and applicable rules and regulations of the Commission and INT'L.com shall have delivered a copy of such letter to Parent.

         8.2 CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger
Sub:

                  (a) REPRESENTATIONS AND WARRANTIES OF INT'L.COM. The representations and warranties of INT'L.com set forth in this Agreement will be true and correct in all material respects as of the Prior Agreement Date and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken pursuant to this Agreement or at the direction of or after consultation with and written concurrence of Parent, (iii) for representations and warranties specifically limited to an earlier date(s) and (iv) for breaches which, individually or in the aggregate, would not have a material adverse effect on the

Business Condition of INT'L.com. Parent will have received a certificate signed by the chief executive officer and the chief financial officer of INT'L.com to such effect on the Closing Date.

                  (b) PERFORMANCE OF OBLIGATIONS OF INT'L.COM. INT'L.com will have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent and (iii) for such failures to perform which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of INT'L.com; provided, that INT'L.com hereby acknowledges and agrees that any breaches of the covenants set forth in Section 5.6 hereof which individually or in the aggregate exceed $1,000,000 will be deemed for purposes of this Section 8.2(b) to have a material adverse effect on the Business Condition of INT'L.com. Parent will have received a certificate signed by the chief executive officer and the chief financial officer of INT'L.com to such effect on the Closing Date.

                  (c) ESCROW AGREEMENTS. Parent will have received from INT'L.com and the Indemnification Representative a duly executed Escrow Agreement.

                  (d) LEGAL ACTION. There will not be pending or threatened in writing any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to prohibit the consummation of the transactions contemplated by this Agreement; or (ii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of INT'L.com's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or INT'L.com's business or assets as a result of the transactions contemplated by the Agreement which, in any such case described in this clause (ii), if successful would have a material adverse effect on the Business Condition of INT'L.com.

                  (e) OPINION OF COUNSEL. Parent will have received an opinion dated as of the Closing Date of Neal, Gerber & Eisenberg, counsel to INT'L.com, covering the matters set forth in EXHIBIT 8.2.

                  (f) CONSENTS. Parent will have received duly executed copies of all Consents specified in Section 3.4 of the INT'L.com Disclosure Schedule except where the failure to receive any such Consent either individually or together with all other failures to receive a Consent would not have a material adverse effect on the Business Condition of INT'L.com, and there will not be any Consents which are required to be disclosed in INT'L.com Disclosure Schedule which have not been so disclosed, and have not been received, if the failure to receive such Consents would have a material adverse effect on the Business Condition of INT'L.com, in each case except for such thereof as Parent and INT'L.com will have agreed in writing will not be obtained.

                  (g) TERMINATION OF RIGHTS AND CERTAIN SECURITIES. Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of INT'L.com will have been terminated or waived or satisfied as of the Closing.

                  (h) STOCKHOLDER APPROVALS. This Agreement and the Merger will have been approved by stockholders of INT'L.com holding at least ninety percent (90%) of the voting power of the Outstanding INT'L.com Shares.

                  (i) TERMINATION OF 401K PLAN. The INT'L.com Board of Directors will have passed and not rescinded resolutions satisfactory to Parent's counsel effectively terminating INT'L.com's 401(k) Plan immediately prior to the Closing.

                  (j) CORPORATE PROCEEDINGS SATISFACTORY. All corporate and other proceedings to be taken by INT'L.com in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Parent and its counsel, and Parent and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

                  (k) LETTER FROM ARTHUR ANDERSEN. The Parent shall have received a letter dated as of a date not more than two days prior to the date that the Form S-4 is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from Arthur Andersen LLP, auditors for INT'L.com, addressed to Parent in a customary form reasonably satisfactory to Parent, containing statements and information of the type ordinarily included in an accountants' "comfort letters" with respect to the financial statements and financial information of INT'L.com included in the Form S-4.

                  (l) INT'L.COM NOTES AND INT'L.COM BRIDGE NOTES. The INT'L.com Notes and INT'L.com Bridge Notes will have been cancelled and be of no further force and effect.

                  (m) REGISTRATION RIGHTS AGREEMENT. Parent will have received an executed Registration Rights Agreement from the INT'L.com Affiliates.

                  (n) TERMINATION OF CERTAIN AGREEMENT AND ARRANGEMENTS. The agreements and arrangements described in Section 8.2(n) of the INT'L.com Disclosure Schedule will have been terminated with no liability to INT'L.com and evidence of such termination will have been delivered to Parent.

         8.3 CONDITIONS OF OBLIGATION OF INT'L.COM. The obligation of INT'L.com to effect the Merger is subject to the satisfaction of the following conditions unless waived by INT'L.com:

                  (a) REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct in all material respects as of the Prior Agreement Date and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken pursuant to this Agreement, (iii) for representations and warranties specifically limited to an earlier date(s) and
(iv) for breaches which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Parent. INT'L.com will have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect on the Closing Date.

                  (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub will have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except
(i) as otherwise contemplated or permitted by this Agreement, and (ii) for such failures to perform which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Parent. INT'L.com will have received a certificate signed on behalf of Parent by officers of Parent to such effect on the Closing Date.

                  (c) OPINION OF PARENT'S COUNSEL. INT'L.com have received an opinion dated the Closing Date of Testa, Hurwitz & Thibeault, LLP, substantially in the form attached as EXHIBIT 8.3.

                  (d) STOCKHOLDER APPROVAL. This Agreement and the Merger will have been approved and adopted by the requisite vote of the stockholders of Merger Sub, as required by the DGCL and Merger Sub's Certificate of Incorporation (the "REQUISITE STOCKHOLDER APPROVAL").

                  (e) ESCROW AGREEMENT. Parent shall have duly executed and delivered the Escrow Agreement.

                  (f) TAX-FREE REORGANIZATION. INT'L.com shall have received a written opinion from Neal, Gerber & Eisenberg to the effect that the Merger should constitute a reorganization within the meaning of Section 368 of the Code. In preparing such tax opinion, counsel may rely on reasonable assumptions and reasonable written representations from Parent and INT'L.com and their respective officers relating thereto.

                  (g) LEGAL ACTION. There will not be pending or threatened in writing any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to prohibit the consummation of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of INT'L.com in the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that INT'L.com will automatically be deemed to waive this condition if Parent agrees to indemnify, defend and hold any such named party harmless against any such action.

                  (h) BOARD OF DIRECTORS. Roger Jeanty shall have been elected as a member of the Board of Directors of Parent.

                  (i) REGISTRATION RIGHTS AGREEMENT. Parent and any other party required to execute the Registration Rights Agreement shall have duly executed and delivered the Registration Rights Agreement to Cornerstone and Dakota.


                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1      INDEMNIFICATION RELATING TO AGREEMENT. Subject to Sections
9.3 and 9.5, as an integral term of the Merger, all stockholders of INT'L.com who accept the Parent Merger Shares and execute the Escrow Agreement (which is a condition to receiving such consideration), severally and not jointly, hereby agree to defend, indemnify and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees), determined as provided in Section 9.3 ("INDEMNIFIABLE AMOUNTS"), of every nature whatsoever incurred by Parent (which will be deemed to include any of the foregoing incurred by the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that constitutes a breach, by INT'L.com of any representation or warranty of INT'L.com contained in this Agreement or in any certificate or other document delivered to Parent pursuant to this Agreement, other than any breach or related claim in respect of actions taken or not taken pursuant to this Agreement or at the written direction of or after consultation with and written concurrence of Parent and (ii) the failure, partial or total, of INT'L.com or any Subsidiary to perform any agreement or covenant required by this Agreement to be performed by it or them other than any breach or related claim in respect of actions taken or not taken pursuant to this Agreement or at the written direction of or after consultation with and written concurrence of Parent. The foregoing obligations to indemnify Parent will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of INT'L.com or any Subsidiary, and no stockholder of INT'L.com will be entitled to any indemnification from INT'L.com or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Parent or the Surviving Corporation for indemnification payments made by or for the account of the stockholders of INT'L.com. Notwithstanding any provision in this Agreement to the contrary, Indemnifiable Amounts shall not include (i) any lost profits, lost revenues or lost business opportunities, or (ii) any amounts which shall have been recovered by Parent under any insurance policies.

         9.2 THIRD PARTY CLAIMS. With respect to any claims or demands by third parties as to which Parent may seek indemnification hereunder whenever Parent will have received a written notice that such a claim or demand has been asserted or threatened, Parent will promptly notify the "Indemnification Representative" (as designated in the Escrow Agreement) of such claim or demand and of the facts within Parent's knowledge that relate thereto. The Indemnification Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, reasonably satisfactory to Parent, and solely at the Indemnification Representative's own cost and expense, which costs and expenses will be reimbursed pursuant to the Escrow Agreement. Notwithstanding the preceding sentence, the Indemnification Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent will not be unreasonably withheld. Without limiting Parent's rights to object for other reasons, Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Parent or any of its Subsidiaries. If the Indemnification Representative gives notice to Parent within thirty (30) calendar days after Parent has notified the Indemnification Representative that any such claim or demand has been made in writing, that the Indemnification Representative elects to have Parent defend, contest, negotiate, or settle any such claim or demand, then Parent will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article IX as to any Indemnifiable Amounts; PROVIDED, HOWEVER, that Parent will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Indemnification Representative, which consent will not be unreasonably withheld. If the Indemnification Representative fails to give written notice to Parent of his intention to contest or settle any such claim or demand within thirty (30) calendar days after Parent has notified the Indemnification Representative that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Indemnification Representative within a reasonable time thereafter, Parent will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article IX as to any Indemnifiable Amounts. The adoption of this Agreement by the stockholders of INT'L.com will also constitute their approval of the Indemnification Representative.

         9.3      LIMITATIONS. Notwithstanding any other provision in this
Article IX, Parent will be entitled to indemnification pursuant to this
Article IX only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article IX disregarding any qualification in any representation or warranty as to "materially" or "material" or "material adverse effect") exceed Five Hundred Thousand Dollars ($500,000) (the "THRESHOLD AMOUNT") PROVIDED THAT at such time as the amount to which Parent is entitled to be indemnified exceeds the Threshold Amount, Parent shall be entitled to be indemnified up to the full Indemnifiable Amounts including the Threshold Amount. For purposes of indemnification under this Agreement, each Parent Merger Share shall at all times be valued at the Parent Average Closing Price. The aggregate amount to which Parent will be entitled to be indemnified pursuant to this Article IX will not exceed a dollar amount equal to the value of the aggregate number of Escrow Shares held in escrow pursuant to the terms of the Escrow Agreement valued at the Parent Average Closing Price per share , and the liability of any single stockholder for indemnification obligations pursuant to this Article IX shall be limited to such stockholder's PRO RATA share of any Indemnifiable Amounts based on the number of Escrow Shares deposited in escrow by such stockholder relative to the aggregate number of Escrow Shares and the aggregate liability of any single stockholder for indemnification obligations pursuant to this
Article IX shall be equal to a dollar amount equal to the Parent Average Closing Price multiplied by the aggregate number of Escrow Shares deposited in escrow by such stockholder; PROVIDED, HOWEVER, that there will be no limitation on the obligations of any person for Indemnifiable Amounts arising out of criminal activity or fraud by such person, including, without limitation, any actions in such person's capacity as an employee, officer or director of INT'L.com or its Subsidiaries, or for any stockholder of INT'L.com for breaches of any representation or warranty contained in the Letter of Transmittal delivered by such stockholder.

         9.4 BINDING EFFECT. The indemnification obligations contained in this Article IX are an integral part of this Agreement and the Merger in the absence of which Parent would not have entered into this Agreement.

         9.5 TIME LIMIT. The representations, warranties, covenants and agreements of INT'L.com set forth in this Agreement and the certificates and schedules executed or delivered pursuant to this Agreement will survive the Closing for one year; PROVIDED, HOWEVER, that claims relating to the representations and warranties in Sections 3.6(a) and (b) may be made only on or before the date that Parent publishes audited financial results for the year ended December 31, 2000 covering combined operations of Parent and INT'L.com.

         9.6 SOLE REMEDY. Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Article IX and the provisions of the Escrow Agreement will be the sole and exclusive remedy of (and corresponding liability of any stockholder of INT'L.com, in such stockholder's capacity as such, to) Parent, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to any breach of representations, warranties, covenants and agreements of INT'L.com set forth in this Agreement and the certificates and schedules executed or delivered by it pursuant to this Agreement.

                                    ARTICLE X

                                   TERMINATION

         10.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time prior to the Effective Time by the written consent of Parent and INT'L.com.

         10.2 TERMINATION BY PARENT. This Agreement may be terminated by Parent (PROVIDED THAT it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to INT'L.com, if there has been a material breach by INT'L.com or any Subsidiary of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would in Parent's reasonable opinion render it impossible for INT'L.com to satisfy the closing conditions contained in
Section 8.2 and has not been cured within twenty (20) business days following receipt by INT'L.com of notice of such breach.

         10.3 TERMINATION BY INT'L.COM. (a) This Agreement may be terminated by INT'L.com by means of written notice to Parent and payment of the Termination Fee (as defined below) if it has fulfilled its obligations under Section 7.1(a) and (c) hereof but has failed to obtain the INT'L.com Requisite Stockholder Approval. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Parent and any termination pursuant to this Section 10.3(a) shall only be effective upon receipt of the Termination Fee in such account. The "Termination Fee" shall be a dollar amount equal to 5% of the result of multiplying (i) the Parent Average Closing Price by (ii) the number of Parent Merger Shares that would have been issuable by Parent if the Closing had occurred on the date of such termination, assuming that there were no Excluded Shares, no Series C Excluded Shares and no Series D Excluded Shares and that all Outstanding INT'L.com Options were exercised immediately prior to such date.

         (b) This Agreement may also be terminated by INT'L.com (PROVIDED THAT it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Parent, if there has been a material breach by Parent or any Subsidiary of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach would in INT'L.com's reasonable opinion render it impossible for INT'L.com to satisfy the closing conditions contained in Section 8.3 and has not been cured within twenty (20) business days following receipt by Parent of notice of such breach,

         10.4 OUTSIDE DATE. This Agreement may be terminated by Parent alone or by INT'L.com alone by means of written notice if the Effective Time does not occur on or prior to June 30, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

         10.5 EFFECT OF TERMINATION. In the event of termination of this Agreement by either INT'L.com or Parent as provided in this Article, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of Parent, INT'L.com, Merger Sub or their respective officers or directors, except that (i) the provisions of Sections 7.4, 7.6, 7.7 and 11.2 will survive any such termination and abandonment, and
(ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

         11.2 GOVERNING LAW; CONSENT TO JURISDICTION. The Merger and this Agreement will be governed by the internal laws of the State of Delaware. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby may be commenced only in the state or federal courts in the State of Delaware. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

         11.3 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given:
(i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested,
(iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

         IF TO PARENT OR MERGER SUB      Lionbridge Technologies, Inc.
                                         950 Winter Street
                                         Waltham, Massachusetts 02451
                                         Attention: Rory J. Cowan
                                         Telephone No.:  (781) 434-6000
                                         Fax No.: (781) 434-6034

                                         WITH COPIES TO:
                                         Testa, Hurwitz & Thibeault, LLP
                                         125 High Street
                                         Boston, Massachusetts 02110
                                         Attention: George W. Lloyd, Esq. &
                                          Kathy A. Fields, Esq.
                                         Telephone No.: (617) 248-7000
                                         Fax No.: (617) 248-7100


         IF TO INT'L.COM:                INT'L.com, Inc.
                                         492 Old Connecticut Path
                                         Framingham, Massachusetts 01701
                                         Attention:  Chief Executive Officer
                                         Telephone No.: (508) 620-3900
                                         Fax No.: (508) 620-3999

                                         With copies to:

                                         INT'L.com, Inc.
                                         301 Mission Street, Suite 350
                                         San Francisco, CA 94105
                                         Attention:  Steven L. Fingerhood
                                         Telephone No.:  (415) 546-6895
                                         Fax No.: (415) 495-4926

                                         Cornerstone Equity IV, L.P.
                                         717 Fifth Avenue, Suite 1100
                                         New York, NY 10022
                                         Attention: Michael Najjar
                                         Telephone: (212) 207-2372
                                         Fax No.: (212) 826-6798

                                         Dakota/EGI, LLC
                                         c/o Equity Group Investments
                                         Two N. Riverside Plaza
                                         Suite 700
                                         Chicago, IL 60606
                                         Attn:  Alisa Singer, Esq.
                                         Telephone:  (312) 466-3196
                                         Fax No:  (312) 454-0335

                                         Neal, Gerber & Eisenberg
                                         Two North LaSalle Street, Suite 2200
                                         Chicago, IL  60602
                                         Attn:  Jon Wasserman
                                         Telephone No.: (312) 269-8000
                                         Fax No.: (312) 269-1747


         Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.3.

         11.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

         11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Parent contained in this Agreement and schedules and certificates executed or delivered pursuant to this Agreement, will survive the Effective Time, but any claims for breach thereof may only be made on or before the first yearly anniversary of the Closing.

         11.6 ASSIGNMENT. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of INT'L.com, Merger Sub and Parent, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment by Merger Sub or Parent, on the one hand, or by INT'L.com, on the other hand, in violation of this Section 11.6 will be voidable and will entitle INT'L.com or Parent, respectively, to terminate this Agreement at its option.

         11.7 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to this Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

         11.8 AMENDMENT. This Agreement may not be amended except by an instrument in writing executed by INT'L.com, Merger Sub and Parent.

         11.9 EXTENSION, WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed and without prejudice to the rights of any other party: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

         11.10 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         11.11 KNOWLEDGE. For purposes of this Agreement, the term "KNOWLEDGE" (including any derivation thereof such as "know" or "knowing", and similar such as "aware" and regardless of whether such word starts with an initial capital) in reference to INT'L.com or any Subsidiary will mean the knowledge of the directors and executive officers of INT'L.com or such Subsidiary as the case may be, and in reference to Parent or any Subsidiary will mean the knowledge of the directors and executive officers of Parent or such Subsidiary as the case may be.

         11.12 TRANSFER, SALES, DOCUMENTARY, STAMP AND OTHER SIMILAR TAXES. Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the stockholder of INT'L.com with respect to which such Tax relates. At Parent's discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 11.12. Any amounts so withheld will be promptly remitted to the appropriate taxing authority.

         11.13 ACKNOWLEDGEMENT. Parent and INT'L.com hereby acknowledge and agree that: (i) the promissory notes described in Section 2.9(ii) were issued pursuant to Section 5.6 of the Parent Disclosure Schedule and Section 3.8(a) of the INT'L.com Disclosure Schedule, (ii) Parent has received the INT'L.com financial projections dated as of March 25, 2000 and (iii) the promissory notes described in Section 2.9(iii) will count as $2 million of the $3 million of additional indebtedness permitted to be incurred by INT'L.com pursuant to Section 5.6 of the Parent Disclosure Schedule without resulting in a material adverse effect on the Business Condition of INT'L.com. Parent hereby acknowledges that pursuant to Section 8.2(b) INT'L.com may incur additional indebtedness of up to $1 million and, in accordance with Section 5.6 of the Parent Disclosure Schedule, such $1 million of additional indebtedness shall not result in a material adverse effect on the Business Condition of INT'L.com if such additional indebtedness is treated as a Debt Adjustment Amount.

        (THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)

                                   SIGNATURE PAGE TO
                         AGREEMENT AND PLAN OF REORGANIZATION


         IN WITNESS WHEREOF, Parent, Merger Sub and, INT'L.com have executed this Agreement as of the date first written above.

LIONBRIDGE TECHNOLOGIES, INC.                INT'L.COM, INC.


By: /s/ Rory J. Cowan                        By: /s/ Roger O. Jeanty
   -----------------------------------          --------------------------------
   Rory J. Cowan                                Roger O. Jeanty
   Chief Executive Officer & President          Chief Executive Officer


LTI ACQUISITION CORP.


By: /s/ Rory J. Cowan
   ------------------------------------
   Rory J. Cowan
   Chief Executive Officer & President

                          LIONBRIDGE TECHNOLOGIES, INC.,
                              LTI ACQUISITION CORP.
                                       AND
                                 INT'L.COM, INC.

            AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

                                 OMITTED SCHEDULES

INT'L.com Disclosure Schedule--This schedule sets forth exceptions to INT'L.com's representations and warranties contained in the Amended and Restated Agreement and Plan of Reorganization.

Parent Disclosure Schedule--This schedule sets forth exceptions to Lionbridge's representations and warranties contained in the Amended and Restated Agreement and Plan of Reorganization.

Lionbridge undertakes to deliver or cause to be delivered a copy of any omitted schedule to the Securities and Exchange Commission upon its request.